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Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-182383

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 27, 2012)

$

         % Senior Notes due 2022

        Regal Entertainment Group is offering $             principal amount of its         % Senior Notes due 2022. We will pay interest on the notes at a rate of         % per year, in arrears, on                      and                       of each year, beginning                      , 2014. The notes will mature on                      , 2022.

        We may redeem some or all of the notes at any time prior to                      , 2017 at a price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date and a "make-whole" premium, as described in this prospectus supplement. We may redeem some or all of the notes at any time on or after                      , 2017 at the redemption prices set forth in this prospectus supplement. In addition, prior to                      , 2017, we may redeem up to 35% of the original aggregate principal amount of the notes using the net proceeds from certain equity offerings at the redemption price set forth in this prospectus supplement. If we experience certain change of control events, we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. There is no sinking fund for the notes.

        The notes will be our senior unsecured obligations. They will rank equal in right of payment with all of our existing and future senior unsecured indebtedness and prior to all of our future subordinated indebtedness. The notes will be effectively subordinated to all of our future secured indebtedness to the extent of the value of the collateral securing that indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

        The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

        Investing in the notes involves risk. See "Risk Factors" beginning on page S-13 of this prospectus supplement and page 6 of the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting discounts(2)		Proceeds, before expenses, to Regal Entertainment Group(1)
Per note		%		%		%
Total	$		$		$

(1)
Plus accrued interest, if any, from                      , 2014.

(2)
See "Underwriting" for additional information regarding underwriter compensation.

        Delivery of the notes in book-entry form is expected to be made on or about                      , 2014.

Joint Book-Running Managers

Credit Suisse
Barclays
BofA Merrill Lynch
Deutsche Bank Securities
Wells Fargo Securities

The date of this prospectus supplement is                      , 2014.

        We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information that others may give you. We are not making an offer of the notes in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any written communication from us specifying the final terms of the offering are only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates. Information in this prospectus supplement updates and modifies the information in the accompanying prospectus.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated herein by reference. The second part is the prospectus, which gives more general information, some of which may not apply to this offering. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated herein by reference, you should rely on the information in this prospectus supplement. Before investing in the notes, you should read both this prospectus supplement and the accompanying prospectus, as well as the additional information described under "Where You Can Find More Information" on page S-75 of this prospectus supplement.

        Regal Entertainment Group is the parent company of Regal Entertainment Holdings, Inc. ("REH"), which is the parent company of Regal Cinemas Corporation ("Regal Cinemas"), and its subsidiaries. Regal Cinemas' subsidiaries include Regal Cinemas, Inc. ("RCI") and its subsidiaries, which include Edwards Theatres, Inc. ("Edwards") and United Artists Theatre Company ("United Artists"). Unless otherwise indicated or unless the context requires otherwise, as used in this prospectus supplement and in any accompanying prospectus, references to "we," "us," "our," "the Company," "Regal" and other similar references are to Regal Entertainment Group and all of its subsidiaries on a consolidated basis, and references to REH, Regal Cinemas, RCI, Edwards and United Artists shall be deemed to include the respective subsidiaries of such entities when used in discussions included herein regarding the current operations or assets of such entities. This prospectus supplement includes our trademarks and other tradenames identified herein. All other trademarks and tradenames appearing in this prospectus supplement are the property of their respective holders.

MARKET INFORMATION

        Information regarding market share, market position and industry data pertaining to our business contained in or incorporated by reference into this prospectus supplement consists of estimates based on data and reports compiled by industry professional organizations (including the Motion Picture Association of America and the National Association of Theatre Owners) and analysts, and our knowledge of our revenues and markets.

        We take responsibility for compiling and extracting, but have not independently verified, market and industry data provided by third parties, or by industry or general publications, and take no further responsibility for such data. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources, and we cannot assure you as to their accuracy.

NON-GAAP FINANCIAL MEASURES

        We note that the Securities and Exchange Commission (the "SEC") has adopted certain guidelines regarding the use of financial measures that are not prepared in accordance with United States generally accepted accounting principles ("GAAP"). We include and incorporate by reference in this prospectus supplement certain non-GAAP financial measures, such as EBITDA and Adjusted EBITDA. See Note 3 to "Prospectus Supplement Summary—Summary Consolidated Financial Data."

FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private

S-ii

Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions. All statements other than statements of historical facts included, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, including, without limitation, certain statements regarding our financial position, future plans, strategies and expectations on revenue growth, expansion opportunities, strategic acquisitions, operating costs and expenses, and industry trends, may constitute forward-looking statements. In some cases you can identify these forward-looking statements by words like "may," "will," "should," "expects," "plans," "anticipates," "intends," "foresees," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those words and other comparable words.

        These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those indicated in these statements as a result of certain risk factors as more fully described elsewhere in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 10-K for the fiscal year ended December 26, 2013 and in future filings we make with the SEC. Specific factors that might cause actual results to differ from our expectations include, but are not limited to:

  •
  our substantial debt and lease obligations and the availability and adequacy of cash flow to meet our lease obligations and debt service requirements, including payments of amounts due under our and Regal Cinemas' notes and Regal Cinemas' senior credit facility;

  •
  the operating restrictions and other restrictive covenants in our and our subsidiaries' debt agreements;

  •
  our debt service obligations requiring a significant amount of cash, which depends on many factors beyond our control;

  •
  our dependence on motion picture production and performance and our relationships with film distributors;

  •
  any increase in the use of alternative film delivery methods that may drive down movie theatre attendance and reduce our revenue;

  •
  the competitive environment in which we operate our theatres;

  •
  our strategic acquisition strategy, partnerships and investments, including our investment in National CineMedia, LLC, not providing anticipated or desired benefits;

  •
  economic, political and social conditions materially affecting our business by reducing consumer spending on movie attendance or having an impact on our business and financial condition in ways that we currently cannot predict;

  •
  our reliance on our information systems to conduct our business, and any failure to protect these systems against security breaches or the failure or unavailability of these systems;

  •
  our dependence on senior management;

  •
  the substantial government regulations to which we are subject;

  •
  our control by Anschutz Company;

  •
  our dependence as a holding company on our subsidiaries to service our debt and pay our dividends; and

  •
  other factors discussed under the section entitled "Risk Factors" or elsewhere in this prospectus supplement or the accompanying prospectus, including in the filings with the SEC that are incorporated by reference in this prospectus supplement.

S-iii

        The forward-looking statements included or incorporated herein are made only as of the date of this prospectus supplement and the accompanying prospectus or as of the date of the documents incorporated by reference. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we do not guarantee future results and undertake no obligation to update the forward-looking statements whether as a result of new information, future developments or otherwise, unless we have obligations under the federal securities laws to update and disclose material developments to previously disclosed information.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

        This summary contains basic information about us and this offering. This summary is not complete and does not contain all the information you should consider before investing in the notes. You should read this summary in conjunction with, and the summary is qualified in its entirety by, the more detailed information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, including the information under "Risk Factors," and our consolidated financial statements and the notes thereto.

 About Regal Entertainment Group

        We operate the largest and most geographically diverse theatre circuit in the United States. The Company's theatre circuit, including Regal Cinemas, United Artists Theatres, Edwards Theatres, Great Escape Theatres and Hollywood Theaters, operates 7,406 screens in 581 theatres in 42 states along with Guam, Saipan, American Samoa and the District of Columbia as of January 23, 2014, with approximately 229 million attendees for the fiscal year ended December 26, 2013. Our geographically diverse circuit includes theatres in 46 of the top 50 U.S. designated market areas as of January 23, 2014.

        We operate multi-screen theatres and, as of January 23, 2014, had an average of 12.7 screens per location, which is well above the North American motion picture exhibition industry average. We develop, acquire and operate multi-screen theatres primarily in mid-sized metropolitan markets and suburban growth areas of larger metropolitan markets throughout the United States. For the fiscal year ended December 26, 2013, we reported total revenues and Adjusted EBITDA (as defined in Note 3 to "—Summary Consolidated Financial Data") of $3,038.1 million and $595.2 million, respectively. In addition, we generated $346.9 million of cash flows from operating activities during fiscal 2013.

        We maintain an investment in National CineMedia, LLC, or National CineMedia, which concentrates on in-theatre advertising for its theatrical exhibition partners, which includes us, AMC Entertainment, Inc., or AMC, and Cinemark, Inc., or Cinemark. National CineMedia operates the largest digital in-theatre advertising network in North America and utilizes its in-theatre digital content network to distribute pre-feature advertising and cinema and lobby advertising. We also maintain investments in Digital Cinema Implementation Partners, LLC, a joint venture formed by us, AMC and Cinemark to fund the cost of conversion to digital projection; Open Road Films, a film distribution company jointly owned by us and AMC; and AC JV, LLC, or AC JV, which purchased the Fathom Events business from National CineMedia in December 2013.

Competitive Strengths

        We believe that the following competitive strengths position us to capitalize on future opportunities:

        Industry Leader.    We are the largest domestic motion picture exhibitor operating 7,406 screens in 581 theatres in 42 states along with Guam, Saipan, American Samoa and the District of Columbia as of January 23, 2014. We believe that the quality and size of our theatre circuit is a significant competitive advantage for negotiating attractive national contracts and generating economies of scale. We believe that our market leadership allows us to capitalize on favorable attendance trends and attractive consolidation and partnership opportunities.

        Superior Management Drives Strong Operating Margins.    Our operating philosophy focuses on efficient operations and strict cost controls at both the corporate and theatre levels. At the corporate level, we are able to capitalize on our size and operational expertise to achieve economies of scale in purchasing and marketing functions. We have developed an efficient purchasing and distribution supply chain that generates favorable concession margins. At the theatre level, management devotes significant attention to cost controls through the use of financial data analysis, detailed management reports and performance-based compensation programs to encourage theatre managers to deliver a premium customer experience while effectively controlling costs and maximizing free cash flow.

        Proven Acquisition and Integration Expertise.    We have significant experience identifying, completing and integrating acquisitions of theatre circuits. Since our 2002 initial public offering, we have demonstrated our ability to enhance revenues and realize operating efficiencies through the successful acquisition and integration of nine theatre circuits, consisting of 225 theatres and 2,622 screens, including the recent acquisition of Hollywood Theaters in fiscal 2013. We have generally achieved immediate cost savings at acquired theatres and improved their profitability through the application of our consolidated operating functions and key supplier contracts.

        Quality Theatre Portfolio.    We believe that we operate one of the most modern theatre circuits among major motion picture exhibitors. As of December 26, 2013, approximately 77% of our locations featured stadium seating and approximately 78% of our theatres had 10 or more screens. As of January 23, 2014, our theatres have an average of 12.7 screens per location, which is well above the North American motion picture exhibition industry average. We believe that our modern theatre portfolio coupled with our operating margins should allow us to generate significant cash flows from operations.

        Investment in National CineMedia.    National CineMedia operates the largest digital in-theatre advertising network in North America representing approximately 19,900 screens (of which approximately 19,100 are part of National CineMedia's digital content network) as of December 26, 2013. National CineMedia utilizes its in-theatre digital content network to distribute pre-feature advertising and cinema and lobby advertising. We owned, on a fully diluted basis, a 20.0% interest in National CineMedia as of December 26, 2013.

Business Strategy

        Our business strategy focuses on enhancing our position in the motion picture exhibition industry by distributing value to our stockholders, realizing selective growth opportunities through new theatre construction, managing, expanding and upgrading our existing asset base with new technologies and customer amenities and capitalizing on prudent industry consolidation and partnership opportunities. This strategy should enable us to continue to produce the free cash flow necessary to maintain a prudent allocation of our capital among dividend payments, debt service and repayment and investment in our theatre assets, all to provide meaningful value to our stockholders. Key elements of our business strategy include:

        Maximizing Stockholder Value.    We believe that our cash dividends are an efficient means of distributing value to our stockholders. From our initial public offering in May 2002 through December 26, 2013, we have returned approximately $3.7 billion to our stockholders in the form of cash dividends.

        Pursuing Selective Growth Opportunities.    We intend to selectively pursue expansion opportunities through new theatre construction that meets our strategic and financial return criteria. We also intend to enhance our theatre operations by selectively expanding and upgrading existing properties in prime locations. In addition, we expect to continue to create new strategic marketing programs aimed at increasing attendance and enhancing our food and beverage offerings.

        Pursuing Premium Experience Opportunities.    We intend to continue to embrace innovative concepts that generate incremental revenue and cash flows for the Company and deliver a premium movie-going experience for our customers on three complementary fronts, including (i) installation of additional IMAX® digital projection systems and RPXSM screens in select theatre locations, along with luxury reclining seating at select locations, (ii) enhancement of our various food and beverage offerings in certain of our theatres and (iii) a continued focus on interactive marketing programs (such as mobile ticketing and our frequent moviegoer loyalty program, the Regal Crown Club®) aimed at increasing attendance and enhancing the overall customer experience. The product-driven success of our IMAX® screens and growing portfolio of RPXSM screens and improved customer amenities such as luxury seating, coupled with the continued rollout of our expanded concession menu and widespread availability of mobile ticketing and other marketing initiatives allow us to deliver a premium experience in a majority of our key markets.

        Pursuing Strategic Acquisitions.    We believe that our acquisition experience and capital structure position us well to take advantage of future acquisition opportunities and to participate in various partnership initiatives. We intend to selectively pursue accretive theatre acquisitions and theatre-related investments that enhance and more fully utilize our asset base to improve our consolidated operating results and free cash flow.

Recent Developments

        On December 26, 2013, National CineMedia sold its Fathom Events business to AC JV, a newly-formed Delaware limited liability company owned, directly and indirectly, 32% by each of RCI, AMC and Cinemark and 4% by National CineMedia. The Fathom Events business focuses on the marketing and distribution of live and pre-recorded entertainment programming to various theatre operators (including us, AMC and Cinemark) to provide additional programs to augment their feature film schedule and includes events such as live and pre-recorded concerts, opera and symphony, DVD product releases and marketing events, theatrical premieres, Broadway plays, live sporting events and other special events. In consideration for the sale, National CineMedia received a total of $25 million in promissory notes from RCI, AMC and Cinemark (one-third or approximately $8.33 million from each). The notes bear interest at 5.0% per annum. Interest and principal payments are due annually in six equal installments commencing on the first anniversary of the closing. In connection with the sale, National CineMedia entered into a transition services agreement to provide certain corporate overhead services for a fee and reimbursement for certain facilities services, creative services, technical event services, event management services and other specified costs to the new entity for a period of nine months following the closing.

Concurrent Tender Offer

        We intend to commence a tender offer, or the Tender Offer, to purchase for cash any and all of our 9 1/8% senior notes due 2018, of which $311,362,000 aggregate principal amount is outstanding. The Tender Offer will be made only upon the terms and conditions set forth in an offer to purchase and related letter of transmittal related to the Tender Offer.

        We intend to use the net proceeds from this offering to purchase our outstanding 9 1/8% senior notes due 2018 pursuant to the Tender Offer. The successful completion of this offering will be an express condition to our obligation to purchase 9 1/8% senior notes due 2018 tendered pursuant to the Tender Offer, but the completion of the Tender Offer is not a condition to the sale of the notes offered pursuant to this prospectus supplement and the accompanying prospectus. If the Tender Offer is terminated for any reason (other than the termination of this offering), or if any net proceeds remain after application of the net proceeds as described above, we intend to use the proceeds of this offering for general corporate purposes and for the repayment or selective purchase of our or our subsidiaries' outstanding debt. Such repayment or purchases may be made in open market or privately negotiated transactions, through one or more additional tender or exchange offers, pursuant to redemption terms applicable to our or our subsidiaries' debt, or otherwise.

        We expect that Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., and Wells Fargo Securities, LLC, underwriters in this offering, will act as co-dealer managers in connection with the Tender Offer.

Additional Information

        Regal Entertainment Group is a Delaware corporation with principal executive offices at 7132 Regal Lane, Knoxville, Tennessee 37918. Our telephone number is (865) 922-1123 and our Internet website is www.regmovies.com. Except for the documents incorporated by reference in this prospectus supplement as described under the "Incorporation of Documents by Reference" heading, the information and other content contained on our website are not incorporated by reference in this prospectus supplement, and you should not consider them to be a part of this prospectus supplement.

 Corporate Structure

(1)
As of December 26, 2013, Regal had outstanding (i) $311.4 million aggregate principal amount of 9 1/8% senior notes due August 15, 2018, (ii) $250.0 million aggregate principal amount of 5 3/4% senior notes due June 15, 2023, and (iii) $250.0 million aggregate principal amount of 5 3/4% senior notes due February 1, 2025. None of Regal's subsidiaries have guaranteed any of its obligations with respect to the 9 1/8% senior notes, the 5 3/4% senior notes due 2023 or the 5 3/4% senior notes due 2025. Regal intends to commence the Tender Offer to purchase any and all of its outstanding 9 1/8% senior notes. See "—Concurrent Tender Offer."

(2)
Regal Cinemas' senior credit facility is comprised of a term loan facility with an original principal balance of $1,006.0 million and a final maturity date in August 2017 and a revolving credit facility in an aggregate principal amount of up to $85.0 million. Borrowings under such revolving credit facility may be made from time to time, subject to satisfaction of customary conditions, and mature in May 2017. Borrowings under the senior credit facility bear interest, at Regal Cinemas' option, at either a base rate or an adjusted LIBOR rate plus, in each case, an applicable margin. The senior credit facility is guaranteed by Regal Cinemas' existing subsidiaries (subject to certain exceptions) and secured by, among other things, a lien on substantially all of the personal property and certain real property of Regal Cinemas and its subsidiary guarantors and a lien on the stock of Regal Cinemas. The senior credit facility is also guaranteed by (i) REH with recourse to REH under such guaranty limited to stock of Regal Cinemas pledged by REH and (ii) Regal, on an unsecured basis. As of December 26, 2013, Regal Cinemas had $978.3 million aggregate principal amount outstanding under its senior credit facility.

(3)
As of December 26, 2013, Regal Cinemas had outstanding $400.0 million aggregate principal amount of 8 5/8% senior notes due July 15, 2019. The subsidiaries that guarantee the senior credit facility also guarantee the 8 5/8% senior notes.

        For further discussion of the indebtedness of Regal and Regal Cinemas, see "Description of Other Indebtedness" elsewhere in this prospectus supplement.

 The Offering

        The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see "Description of the Notes" in this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus. With respect to the discussion of the terms of the notes on the cover page, in this summary section and in the section entitled "Description of the Notes" in this prospectus supplement, the terms "we," "us," "our" or "Regal" refer solely to Regal Entertainment Group and not to any of its subsidiaries.

Issuer	Regal Entertainment Group.
Notes Offered	$ million aggregate principal amount of % senior notes due 2022.
Maturity Date	, 2022.
Interest	% per annum on the principal amount, payable semi-annually in arrears on and of each year, beginning , 2014.
Ranking	The notes will be our senior unsecured obligations and will rank:
• senior in right of payment to any of our existing and future indebtedness that is expressly subordinated to the notes;

•

equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated, including our 9 1/8% senior notes due 2018, our 5 3/4% senior notes due 2023, our 5 3/4% senior notes due 2025 and our guarantees of Regal Cinemas' 8 5/8% senior notes due 2019 and senior credit facility;

• effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•

structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries, including the indebtedness and guarantees of our subsidiaries under Regal Cinemas' 8 5/8% senior notes due 2019 and senior credit facility, as well as to any of our existing or future indebtedness that may be guaranteed by any of our subsidiaries to the extent of any such guarantee.

After giving effect to this offering and the application of the proceeds therefrom as described under the caption "Use of Proceeds," including the consummation of the Tender Offer (assuming $ million aggregate principal amount of our 9 1/8% senior notes due 2018 are purchased pursuant thereto), as of December 26, 2013, we would have had approximately $ million of indebtedness outstanding on a consolidated basis, consisting of $ million aggregate principal amount (including premium) of our 9 1/8% senior notes due 2018, $250.0 million aggregate principal amount of our 5 3/4% senior notes due 2023, $250.0 million aggregate principal amount of our 5 3/4% senior notes due 2025, $394.6 million aggregate principal amount (net of debt discount) of Regal Cinemas' 8 5/8% senior notes due 2019, $978.3 million of borrowings under Regal Cinemas' senior credit facility, lease financing obligations of $91.0 million, $16.0 million of capital lease obligations, $15.4 million of other debt obligations and $ million aggregate principal amount of the notes offered hereunder. See "Capitalization."
Guarantees	None of our subsidiaries will guarantee any of our obligations with respect to the notes, except in very limited circumstances. See "Description of the Notes—Certain Covenants—Future Guarantors."
Optional Redemption
Prior to , 2017, we may redeem all or any part of the notes at our option at 100% of the principal amount plus a make-whole premium. We may redeem the notes in whole or in part at any time on or after , 2017 at the redemption prices described in this prospectus supplement. In addition, prior to , 2017, we may redeem up to 35% of the original aggregate principal amount of notes of this series from the net proceeds of certain equity offerings at the redemption price set forth in this prospectus supplement. See "Description of the Notes—Optional Redemption."
Change of Control
If we experience a change of control, holders of the notes will have the right to require us to purchase the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the repurchase. See "Description of the Notes—Change of Control."

Form and Denomination	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, and will be issued in registered form only, without coupons, in the name of a nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in this prospectus supplement and in the accompanying prospectus, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture.
Covenants
We will issue the notes under an indenture between us and Wilmington Trust, National Association. The indenture contains certain covenants, including limitations on our and our restricted subsidiaries' ability to:
• incur additional indebtedness;
• make distributions or certain other restricted payments;
• enter into transactions with our affiliates;
• grant liens securing indebtedness;
• create dividend and other payment restrictions affecting our subsidiaries; and
• merge or consolidate with or into other companies or transfer all or substantially all of our assets.

These restrictions and prohibitions are subject to a number of important qualifications and exceptions, including suspension of certain of these covenants if and for so long as the notes have investment grade ratings. For more details, see "Description of the Notes—Certain Covenants."
Use of Proceeds	The estimated net proceeds from this offering, after deducting estimated underwriters' discounts, are expected to be approximately $ .

We intend to use the net proceeds from this offering to purchase any and all of our 9 1/8% senior notes due 2018. See "—Concurrent Tender Offer." If the Tender Offer is terminated for any reason (other than the termination of this offering), or if any net proceeds remain after application of the net proceeds as described above, we intend to use such proceeds for general corporate purposes and for the repayment or selective purchase of our and our subsidiaries' outstanding debt. See "Use of Proceeds."

Certain underwriters in this offering or their affiliates own a portion of our 9 1/8% senior notes due 2018 and as a result may receive a portion of the proceeds from this offering. See "Underwriting."
Trustee	Wilmington Trust, National Association.
Governing Law	State of New York.
Risk Factors
You should carefully consider the information set forth in the section entitled "Risk Factors" and the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus in deciding whether to purchase the notes.

 Summary Consolidated Financial Data

        We present below summary historical consolidated financial data of Regal based on historical data as of and for the fiscal years ended December 26, 2013, December 27, 2012 and December 29, 2011. The summary historical consolidated financial data set forth below (except operating data) was derived from the audited consolidated financial statements of Regal (as adjusted as described in Note 1 below) and the notes thereto. The summary historical data may not necessarily be indicative of any future operating results or financial position of Regal.

        The following summary historical consolidated financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K for the fiscal year ended December 26, 2013, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	For the fiscal years ended
	December 26, 2013	December 27, 2012	December 29, 2011
	(in millions except per share data)
Statements of Income Data:
Revenues:
Admissions	$2,059.6	$1,925.1	$1,842.6
Concessions	816.9	748.4	708.0
Other operating revenues(1)	161.6	146.5	125.3

Total revenues	3,038.1	2,820.0	2,675.9
Operating Expenses:
Film rental and advertising costs	1,078.0	1,000.5	953.7
Cost of concessions	111.6	101.1	96.6
Rent expense	413.6	384.4	381.5
Other operating expenses	812.8	735.9	744.4
General and administrative expenses	73.7	68.8	65.8
Depreciation and amortization	200.2	183.1	197.6
Net loss on disposal and impairment of operating assets and other	8.4	16.2	20.8

Total operating expenses	2,698.3	2,490.0	2,460.4
Other expense (income):
Interest expense, net	141.3	135.0	149.7
Loss on extinguishment of debt	30.7	—	21.9
Earnings recognized from NCM	(37.5)	(34.8)	(37.9)
Gain on sale of NCM, Inc. common stock	(30.9)	—	—
Impairment of investment in RealD, Inc.	—	—	13.9
Other, net	(28.4)	(1.9)	15.9

Total other expense, net	75.2	98.3	163.5

Income before income taxes	264.6	231.7	52.0
Provision for income taxes(1)	107.0	89.5	15.4

Net income	157.6	142.2	36.6
Net loss attributable to noncontrolling interest, net of tax	0.1	0.1	0.2

Net income attributable to controlling interest	157.7	142.3	36.8

Earnings per diluted share	1.01	0.92	0.24
Dividends per common share(2)	0.84	1.84	0.84

	For the fiscal years ended
	December 26, 2013	December 27, 2012	December 29, 2011
	(in millions except per share data)
Other financial data:
Net cash provided by operating activities	$346.9	$346.6	$353.1
Adjusted EBITDA(3)	595.2	574.4	479.7
Senior leverage	3.2x	3.1x	3.4x
Total leverage	3.4x	3.3x	3.7x
Ratio of Earnings to Fixed Charges	1.9x	1.9x	1.2x
Capital expenditures	(112.1)	(89.2)	(87.2)
Balance sheet data at period end:
Cash and cash equivalents	$280.9	$109.5	$253.0
Total assets(1)	2,704.7	2,222.1	2,352.2
Total debt obligations	2,310.7	1,995.2	2,016.3
Deficit	(715.3)	(750.4)	(621.8)
Operating data:
Theatre locations (at end of period)	580	540	527
Screens (at end of period)	7,394	6,680	6,614
Average screens per location	12.7	12.7	12.6
Attendance (in millions)	228.6	216.4	211.9
Average ticket price	$9.01	$8.90	$8.70
Average concessions per patron	$3.57	$3.46	$3.34

(1)
During the quarter ended December 26, 2013, we identified errors related to an understatement of deferred revenue attributable to our paper gift certificate and discount ticket products and an overstatement of other operating revenue associated with the unredeemed portion of these products dating from fiscal 2002 through 2012. In accordance with Financial Accounting Standards Board Accounting Standards Codification 250, Accounting Changes and Error Corrections, we evaluated the materiality of the errors from quantitative and qualitative perspectives, and concluded that the errors were immaterial to our prior period interim and annual consolidated financial statements. Since these revisions were not material to any prior period interim or annual consolidated financial statements, no amendments to previously filed interim or annual periodic reports are required. Consequently, we have adjusted for these errors by revising our historical selected financial data presented herein. We recognized the cumulative effect of the error on periods prior to those that are presented herein by increasing deferred revenue by approximately $54.4 million, reducing additional paid-in capital and retained earnings by $45.3 million and $0.5 million, respectively, increasing goodwill by $6.2 million and increasing income taxes receivable by $2.4 million as of the beginning of fiscal year 2011. See "Immaterial Correction of an Error in Prior Periods" under Note 2 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 26, 2013, incorporated by reference in this prospectus supplement and the accompanying prospectus.

(2)
Includes a special cash dividend in the amount of $1.00 per share of Class A and Class B Common Stock paid on December 27, 2012 to stockholders of record on December 11, 2012.

(3)
EBITDA (earnings before interest, taxes, depreciation and amortization expense) and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization expense, gain on sale of NCM, Inc. common stock, impairment of RealD Inc. investment, net loss on disposal and impairment of operating assets and other, share-based compensation expense, loss on extinguishment of debt and noncontrolling interest and other, net) are non-GAAP financial measures used by management as supplemental liquidity measures. We believe EBITDA and

  Adjusted EBITDA provide useful measures of cash flows from operations for our investors because EBITDA and Adjusted EBITDA are industry comparative measures of cash flows generated by our operations and because they are financial measures used by management to assess our liquidity. EBITDA and Adjusted EBITDA are not measurements of liquidity under GAAP and should not be considered in isolation or construed as a substitute for other operations data or cash flow data prepared in accordance with GAAP for purposes of analyzing our liquidity. In addition, not all funds depicted by EBITDA or Adjusted EBITDA are available for management's discretionary use. For example, a portion of such funds are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments from time to time as described in more detail in our 2013 Annual Report on Form 10-K filed with the SEC on February 24, 2014. EBITDA and Adjusted EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies or comparable measures in our debt agreements.

  The following table reconciles net cash provided by operating activities to EBITDA and Adjusted EBITDA for the periods presented.

	For the fiscal years ended
	December 26, 2013	December 27, 2012	December 29, 2011
Net cash provided by operating activities	$346.9	$346.6	$353.1
Interest expense, net	141.3	135.0	149.7
Provision for income taxes	107.0	89.5	15.4
Deferred income tax benefit (provision)	11.8	(52.4)	(41.3)
Loss on debt extinguishment	(30.7)	—	(21.9)
Changes in operating assets and liabilities	1.5	68.3	15.9
Gain on sale of NCM, Inc. common stock	30.9	—	—
Impairment of investment in RealD, Inc.	—	—	(13.9)
Other items, net	(2.5)	(37.1)	(57.5)

EBITDA	$606.2	$549.9	$399.5
Gain on sale of NCM, Inc. common stock	(30.9)	—	—
Impairment of RealD Inc. investment	—	—	13.9
Net loss on disposal and impairment of operating assets and other	8.4	16.2	20.8
Share-based compensation expense	9.3	10.3	7.9
Loss on debt extinguishment	30.7	—	21.9
Noncontrolling interest and other, net	(28.5)	(2.0)	15.7

Adjusted EBITDA	$595.2	$574.4	$479.7

RISK FACTORS

        An investment in the notes involves risks. You should carefully consider the risks described below and other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement, before making an investment decision. The risks and uncertainties described below, in the accompanying prospectus and in the documents incorporated by reference are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and financial performance. Should one or more of any of these risks materialize, our business, financial condition or results of operations could be materially adversely affected. This could cause a decline in the trading price of our notes, and you could lose all or part of your investment.

Risks Relating to Our Business

         Our substantial lease and debt obligations could impair our financial condition.

        We have substantial lease and debt obligations. For our fiscal year ended December 26, 2013, or fiscal 2013, our total rent expense and net interest expense were approximately $413.6 million and $141.3 million, respectively. As of December 26, 2013, we had total debt obligations of $             million, and after giving effect to this offering and the application of the proceeds therefrom as described under the caption "Use of Proceeds," including the consummation of the Tender Offer (assuming $            aggregate principal amount of our 9 1/8% senior notes due 2018 is purchased pursuant thereto), we would have had total debt obligations of $         million. As of December 26, 2013, we had total contractual cash obligations of approximately $6,440.1 million. For a detailed discussion of our contractual cash obligations and other commercial commitments over the next several years, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Cash Obligations and Commitments" provided in Part II, Item 7 of our Annual Report on Form 10-K incorporated by reference herein.

        If we are unable to meet our lease and debt service obligations, we could be forced to restructure or refinance our obligations and seek additional equity financing or sell assets. We may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, the inability to meet our lease and debt service obligations could cause us to default on those obligations. The agreements governing the terms of our debt obligations contain restrictive covenants that limit our ability to take specific actions (including paying dividends to our stockholders) or require us not to allow specific events to occur and prescribe minimum financial maintenance requirements that we must meet. If we violate those restrictive covenants or fail to meet the minimum financial requirements contained in a debt instrument, we could be in default under that instrument, which could, in turn, result in defaults under other debt instruments. Any such defaults could materially impair our financial condition and liquidity. In addition, we may incur additional indebtedness in the future, subject to the restrictions contained in the agreements governing the terms of our debt obligations. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

         We depend on motion picture production and performance and our relationships with film distributors.

        Our ability to operate successfully depends upon the availability, diversity and commercial appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We license first-run motion pictures, the success of which has increasingly depended on the marketing efforts of the major motion picture studios. Poor performance of, or any disruption in the production of, these motion pictures (including by reason of a strike or lack of adequate financing), or a reduction in the marketing efforts of the major motion picture studios, could hurt our business and results of operations. In addition, a change in the type and breadth of movies offered by motion picture studios may adversely affect the demographic base of moviegoers.

        The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees resulting from those cases effectively require major motion picture distributors to offer and license films to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. In addition, the film distribution business is highly concentrated, with ten major film distributors accounting for approximately 94% of our admissions revenues during fiscal 2013. Our business depends on maintaining good relations with these distributors. We are dependent on our ability to negotiate commercially favorable licensing terms for first-run films. A deterioration in our relationship with any of the ten major film distributors could affect our ability to negotiate film licenses on favorable terms or our ability to obtain commercially successful films and, therefore, could hurt our business and results of operations.

         An increase in the use of alternative film delivery methods may drive down movie theatre attendance and reduce our revenue.

        We compete with other movie delivery vehicles, including network and syndicated television, cable and satellite television services, in-home video and DVD and pay-per-view services such as video on demand, digital downloads and streaming via the Internet. When motion picture distributors license their products to the domestic exhibition industry, they refrain from licensing their motion pictures to these other delivery vehicles during the theatrical release window. The average theatrical release window has decreased from approximately six months to approximately four months over the last decade. Further, some film studios have experimented with offering consumers a premium video-on-demand option for certain films approximately two months after their theatrical launch. We believe that a material contraction of the current theatrical release window could significantly dilute the consumer appeal of the in-theatre motion picture offering, which could have a material adverse effect on our business and results of operations.

         Our theatres operate in a competitive environment.

        The motion picture exhibition industry is fragmented and highly competitive with no significant barriers to entry. Theatres operated by national and regional circuits and by small independent exhibitors compete with our theatres, particularly with respect to film licensing, attracting patrons and developing new theatre sites. Moviegoers are generally not brand conscious and usually choose a theatre based on its location, the films showing there and its amenities.

        Generally, stadium seating found in modern megaplex theatres is preferred by patrons over slope-floored multiplex theatres, which were the predominant theatre-type built prior to 1996. Although, as of December 26, 2013, approximately 77% of our locations featured stadium seating, we still serve many markets with sloped-floored multiplex theatres. These theatres may be more vulnerable to competition than our modern megaplex theatres, and should other theatre operators choose to build and operate modern megaplex theatres in these markets, the performance of our theatres in these markets may be significantly and negatively impacted. In addition, should other theatre operators return to the aggressive building strategies undertaken in the late 1990's, our attendance, revenue and income from operations per screen could decline substantially.

         We may not benefit from our strategic acquisition strategy and partnerships.

        We may have difficulty identifying suitable acquisition candidates and partnership opportunities. In the case of acquisitions, even if we identify suitable candidates, we anticipate significant competition from other motion picture exhibitors and financial buyers when trying to acquire these candidates, and there can be no assurances that we will be able to acquire such candidates at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. As a result of this competition for limited assets, we may not succeed in acquiring suitable candidates or may have to pay more than we would prefer to make an acquisition. If we cannot identify or successfully acquire suitable acquisition candidates, we may not be able to successfully expand our operations and the market price of our securities could be adversely affected.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. There can be no assurance, however, that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. If we cannot generate sufficient cash flow to service debt incurred to finance an acquisition, our results of operations and profitability would be adversely affected. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating the acquired operations and personnel and integrating them into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees and landlords;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that any acquired theatres or theatre circuit operators do not perform as expected.

        We also selectively pursue theatre-related investments and partnership opportunities that enhance and more fully leverage our asset base to improve our consolidated operating results and free cash flow. As of December 26, 2013, we owned approximately 20.0% of National CineMedia, and participate in other joint ventures such as DCIP, Open Road Films and AC JV. Risks associated with pursuing these investments and opportunities include:

  •
  the difficulties and uncertainties associated with identifying investment and partnership opportunities that will successfully enhance and utilize our existing asset base in a manner that contributes to cost savings and revenue enhancement;

  •
  our inability to exercise complete voting control over the partnerships and joint ventures in which we participate; and

  •
  our partners may have economic or business interests or goals that are inconsistent with ours, exercise their rights in a way that prohibits us from acting in a manner which we would like or they may be unable or unwilling to fulfill their obligations under the joint venture or similar agreements.

        Although we have not been materially constrained by our participation in National CineMedia or other joint ventures to date, no assurance can be given that the actions or decisions of other stakeholders in these ventures will not affect our investments in National CineMedia, DCIP, Open Road Films and AC JV or other existing or future ventures in a way that hinders our corporate objectives or reduces any anticipated improvements to our operating results and free cash flow.

        In addition, any acquisitions or partnership opportunities are subject to the risk that the Antitrust Division of the United States Department of Justice or foreign competition authorities may require us to dispose of existing or acquired theatres in order to complete acquisition and partnership opportunities.

         Economic, political and social conditions could materially affect our business by reducing consumer spending on movie attendance or could have an impact on our business and financial condition in ways that we currently cannot predict.

        We depend on consumers voluntarily spending discretionary funds on leisure activities. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, theme parks, concerts, live theatre and restaurants. Motion picture theatre attendance may be affected by negative trends in the general economy that adversely affect consumer spending. A prolonged reduction in consumer confidence or disposable income in general may affect the demand for motion pictures or severely impact the motion picture production industry, which, in turn, could adversely affect our operations. If economic conditions are weak or deteriorate, or if financial markets experience significant disruption, it could materially adversely affect our results of operations, financial position and/or liquidity. For example, deteriorating conditions in the global credit markets could negatively impact our business partners which may impact film production, the development of new theatres or the enhancement of existing theatres.

        Theatre attendance may also be affected by political events, such as terrorist attacks on, or wars or threatened wars involving, the United States, health related epidemics and random acts of violence, any one of which could cause people to avoid our theatres or other public places where large crowds are in attendance. In addition, due to our concentration in certain markets, natural disasters such as hurricanes, earthquakes and severe storms in those markets could adversely affect our overall results of operations.

        In addition, our ability to access capital markets may be restricted at times when the implementation of our business strategy may require us to do so, which could have an impact on our flexibility to react to changing economic and business conditions. For example, our future ability to borrow on Regal Cinemas' senior credit facility or the effectiveness of our remaining and future interest rate hedging arrangements could be negatively impacted if one or more counterparties files for bankruptcy protection or otherwise fails to perform their obligations thereunder.

        All of these factors could adversely affect our credit ratings and our financial condition and results of operations.

         We rely on our information systems to conduct our business, and failure to protect these systems against security breaches could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

        The efficient operation of our business is dependent on computer hardware and software systems. Information systems are vulnerable to security breaches by computer hackers, cyber terrorists, employee error or misconduct, viruses, power outages and other catastrophic events, leading to unauthorized disclosure of confidential and proprietary information and exposing us to litigation that could adversely affect our reputation. We rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could result in decreased performance and increased operating costs, causing our business and results of operations to suffer. Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business and results of operations.

         We depend on our senior management.

        Our success depends upon the retention of our senior management, including Amy Miles, our Chief Executive Officer. We cannot assure you that we would be able to find qualified replacements for the individuals who make up our senior management if their services were no longer available. The loss of services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. The loss of any member of senior management could adversely affect our ability to effectively pursue our business strategy.

         We are subject to substantial government regulation, which could entail significant cost.

        We are subject to various federal, state and local laws, regulations and administrative practices affecting our business, and we must comply with provisions regulating health and sanitation standards, equal employment, environmental and licensing for the sale of food and, in some theatres, alcoholic beverages. Changes in existing laws or implementation of new laws, regulations and practices could have a significant impact on our business. A significant portion of our theatre level employees are part time workers who are paid at or near the applicable minimum wage in the theatre's jurisdiction. Increases in the minimum wage and implementation of reforms requiring the provision of additional benefits will increase our labor costs.

        Our theatres must comply with the ADA to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Noncompliance with the ADA could result in the imposition of injunctive relief, fines, award of damages to private litigants and additional capital expenditures to remedy such non-compliance.

         The interests of our controlling stockholder may conflict with your interests.

        Anschutz Company owns all of our outstanding Class B common stock. Our Class A common stock has one vote per share while our Class B common stock has ten votes per share on all matters to be voted on by stockholders. As a result, as of December 26, 2013, Anschutz Company controlled approximately 78% of the voting power of all of our outstanding common stock. For as long as Anschutz Company continues to own shares of common stock representing more than 50% of the voting power of our common stock, it will be able to elect all of the members of our board of directors and determine the outcome of all matters submitted to a vote of our stockholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on our common stock. Anschutz Company will also have the power to prevent or cause a change in control, and could take other actions that might be desirable to Anschutz Company but not to other stockholders. In addition, Anschutz Company and its affiliates have controlling interests in companies in related and unrelated industries, including interests in the sports, motion picture production and music entertainment industries. In the future, it may combine our company with one or more of its other holdings.

Risks Relating to the Notes

         To service our indebtedness, we will require a significant amount of cash, which depends on many factors beyond our control.

        Our ability to make payments on our debt, including the notes and other financial obligations will depend on the ability of our subsidiaries to generate substantial operating cash flow. This will depend on future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. If our and our subsidiaries' cash flows prove inadequate to meet our and their debt service and other obligations in the future, we may be required to refinance all or a portion of our and our subsidiaries' existing or future debt, including the notes, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any indebtedness, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

         We are a holding company dependent on our subsidiaries for our ability to service our debt.

        We are a holding company with no operations of our own. Consequently, our ability to service our debt, including the notes, is dependent upon the earnings from the businesses conducted by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any distribution of earnings to us from our subsidiaries, or advances or other distributions of funds by these subsidiaries to us, all of which are subject to statutory or contractual restrictions, are contingent upon our subsidiaries' earnings and are subject to various business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and, therefore, the right of the holders of our debt and our common stock to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

         The indenture governing the notes and our and our subsidiaries' other debt agreements contain significant operating restrictions which may limit our ability to operate our business and may adversely affect us.

        The indenture governing the notes will contain, the indentures governing our 9 1/8% senior notes due 2018, 5 3/4% senior notes due 2023 and 5 3/4% senior notes due 2025 contain, significant operating restrictions on us. These restrictions limit our and our restricted subsidiaries' ability to, among other things:

  •
  incur additional indebtedness;

  •
  make distributions or certain other restricted payments;

  •
  enter into transactions with affiliates;

  •
  grant liens securing indebtedness;

  •
  create dividend and other payment restrictions affecting our subsidiaries; and

  •
  merge or consolidate with or into other companies or transfer all or substantially all of our assets.

        In addition, Regal Cinemas' senior credit facility and the indenture governing Regal Cinemas' 8 5/8% senior notes due 2019 contain operating restrictions on Regal Cinemas and certain of its subsidiaries, and any additional indebtedness that we or our subsidiaries incur in the future may contain restrictions, similar to those set forth above as well as additional restrictions, such as a limitation on capital expenditures, and, in certain circumstances, financial maintenance covenants.

        These restrictions could limit our ability and the ability of our subsidiaries to finance future operations or capital needs, make acquisitions or pursue available business opportunities or joint ventures. Events beyond our control, including changes in economic and business conditions in the markets in which we operate, may affect our ability to satisfy these covenants. We and our subsidiaries may not be able to satisfy these covenants and we cannot assure you that holders of our or our subsidiaries' debt or lenders will waive any failure to do so. A default under a debt instrument could, in turn, result in defaults under other obligations and result in other creditors accelerating the payment of other obligations and foreclosing on assets securing such debt, if any. Any such defaults could materially impair our financial condition and liquidity and adversely affect our ability to make payments on the notes.

         The notes are unsecured and will be effectively subordinated to our future secured indebtedness to the extent of the value of the assets securing that indebtedness.

        The notes are our unsecured obligations. The notes will rank equal in right of payment with all of our other existing and future senior unsecured indebtedness, will rank senior in right of payment to all of our subordinated indebtedness and will be effectively subordinated to any secured indebtedness that we may incur to the extent of the value of the collateral securing such indebtedness. As of December 26, 2013, our senior indebtedness (excluding indebtedness of our subsidiaries) consisted of $315.4 million aggregate principal amount (including premium) of our 9 1/8% senior notes due 2018, $250.0 million aggregate principal amount of our 5 3/4% senior notes due 2023 and $250.0 million aggregate principal amount of our 5 3/4% senior notes due 2025, and we were a guarantor on a senior unsecured basis of Regal Cinemas' $394.6 million aggregate principal amount (net of debt discount) of 8 5/8% senior notes due 2019 and Regal Cinemas' senior credit facility (under which $978.3 million of borrowings were outstanding at December 26, 2013). In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all of our secured debt has been paid in full from the assets securing that secured debt, and the notes would then share equally with holders of our other senior indebtedness in the proceeds from our remaining assets. Therefore, there may not be sufficient assets to pay amounts due on any or all of the notes then outstanding.

         The notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries.

        Except in very limited circumstances, the notes will not be obligations of, or guaranteed by, any of our existing or future subsidiaries and, accordingly, the notes will be effectively subordinated to all debt and other liabilities of our subsidiaries. As of December 26, 2013, our subsidiaries had outstanding approximately $978.3 million of borrowings under Regal Cinemas' senior credit facility, $394.6 million aggregate principal amount (net of debt discount) of Regal Cinemas' 8 5/8% senior notes due 2019, $91.0 million of lease financing arrangements and $16.0 million of capital lease obligations, and $1,097.9 million of other liabilities, including trade payables, but excluding intercompany liabilities. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all subsidiary liabilities have been paid in full, and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

         Our subsidiaries will only be required to guarantee the notes if they guarantee other debt of us or another subsidiary guarantor, and in certain circumstances, those guarantees will be subject to automatic release.

        Subject to certain exceptions, our existing and future subsidiaries will only be required to guarantee the notes if they guarantee other indebtedness of us or any other subsidiary guarantor. If a subsidiary guarantor is released from its guarantee of such other indebtedness for any reason whatsoever or if such other guaranteed indebtedness is repaid in full or refinanced with other indebtedness that is not guaranteed by such subsidiary guarantor, then such subsidiary guarantor also will be released from its guarantee of the notes.

         Federal and state statutes allow courts, under specific circumstances, to avoid the notes, and to require note holders to return payments received from us.

        Our creditors could challenge the issuance of the notes as fraudulent conveyances or on other grounds. Under the federal bankruptcy law and similar provisions of state fraudulent transfer laws, the issuance of notes could be avoided (that is, cancelled) as fraudulent transfers if a court determined that the issuer, at the time it issued the notes:

  •
  issued the notes with the intent to hinder, delay or defraud its existing or future creditors; or

  •
  received less than reasonably equivalent value or did not receive fair consideration for the delivery of the notes, and if the issuer:

  •
  was insolvent or rendered insolvent at the time it issued the notes;

  •
  was engaged in a business or transaction for which the issuer's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts generally as they mature.

        If the notes were avoided or limited under fraudulent transfer or other laws, any claim you may make against us for amounts payable on the notes would be unenforceable to the extent of such avoidance or limitation. Moreover, the court could order you to return any payments previously made by us.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a party would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the sum of its property, at a fair valuation;

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We cannot be sure what standard a court would apply in making these determinations or, regardless of the standard, that a court would not avoid the notes.

         Despite our current levels of debt, we may still incur substantially more debt ranking equal to or senior to the notes and increase the risks associated with our proposed leverage.

        The provisions to be contained in the indenture and the provisions in our and our subsidiaries' existing debt agreements limit but do not prohibit our ability to incur additional indebtedness on an equal and ratable basis with the notes or the ability of our subsidiaries to incur debt, which debt would be structurally senior to the notes. In addition, any of our debt could be secured and, therefore, would be effectively senior to the notes to the extent of the value of the collateral securing that debt. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, much of which could be effectively senior to the notes. This may have the effect of reducing the amount of proceeds available for the notes in the event of any bankruptcy, liquidation, reorganization or similar proceeding. If new debt is added to our current debt levels, the related risks that we now face could intensify.

         An active trading market for the notes may not develop.

        Currently, there is no public market for the notes. The underwriters have informed us that they intend to make a market in the notes, but they may cease their market-making activities at any time without notice.

        We do not intend to apply for a listing of any of the notes on any securities exchange or for quotation on any automated dealer quotation system. We do not know if an active market will develop for the notes, or if developed, will continue. If an active market is not developed or maintained, then the market price and the liquidity of the notes may be adversely affected.

        In addition, the liquidity and the market price of the notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects, or in the prospects of the companies in our industry. As a result, you cannot be sure that an active trading market will develop for the notes. As such, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes.

         We may not have the funds necessary to finance a repurchase required by the indenture in the event of a change of control.

        Upon the occurrence of a "change of control" as defined in the "Description of the Notes" in this prospectus supplement, holders of the notes will have the right to require us to repurchase their notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient financial resources or the ability to arrange financing to pay the repurchase price for all notes delivered by holders seeking to exercise their repurchase rights, particularly as that change of control may trigger a similar repurchase requirement for, or result in an event of default under or the acceleration of, other indebtedness. In addition, it is possible that restrictions in our other indebtedness will not allow such repurchases. Any failure by us to repurchase the notes upon a change of control would result in an event of default under the indenture and may also constitute a cross-default on other indebtedness existing at that time.

         The market price of the notes may decline if we enter into a transaction that is not a change of control under the indenture.

        We may enter into a highly leveraged transaction, reorganization, merger or similar transaction that is not a change of control under the indenture. In addition, such transactions could result in a downgrade of our credit ratings, thereby negatively affecting the value of the notes.

         Changes in the ratings of the notes, our credit ratings or the debt markets could adversely affect the price of the notes.

        The price for the notes depends on many factors, including:

  •
  our credit ratings with major credit rating agencies;

  •
  the prevailing interest rates being paid by, or the market price for the notes issued by, other companies similar to us;

  •
  our financial condition, financial performance and future prospects; and

  •
  the overall condition of the financial markets.

        Disruptions in the financial markets and changes in prevailing interest rates, such as the volatility that has characterized recent market conditions, could have an adverse effect on the price of the notes.

        Credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit rating for us based on their overall view of our industry. Rating organizations may lower their respective ratings of the notes or decide not to continue to rate the notes in their sole discretion. The reduction, suspension or withdrawal of the ratings of the notes will not constitute an event of default under the indenture. However, any reduction, suspension or withdrawal of these ratings may adversely affect the market price or liquidity of the notes.

         We may use the net proceeds of this offering for purposes with which you do not agree.

        We intend to use the net proceeds from this offering to purchase any and all of our 9 1/8% senior notes due 2018 pursuant to the Tender Offer. See "Prospectus Supplement Summary—Concurrent Tender Offer." We cannot predict the extent to which holders of our 9 1/8% senior notes due 2018 will tender their notes in the Tender Offer, and there can be no assurance that we will complete the Tender Offer as contemplated. Therefore, we may retain broad discretion over the use of the proceeds from this offering and may use the proceeds for purposes other than those contemplated. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

 USE OF PROCEEDS

        We estimate that the net proceeds we will receive from this offering will be approximately $            after deducting the underwriters' discount and estimated offering expenses.

        We intend to use the net proceeds from this offering to purchase for cash any and all of our 9 1/8% senior notes due 2018 of which $311,362,000 aggregate principal amount is outstanding. See "Prospectus Supplement Summary—Concurrent Tender Offer." The Tender Offer will be made only upon the terms and conditions set forth in an offer to purchase and related letter of transmittal.

        Our 9 1/8% senior notes mature on August 15, 2018. Certain underwriters in this offering or their affiliates own our 9 1/8% senior notes due 2018 and as a result may receive a portion of the proceeds from this offering. See "Underwriting."

        The successful completion of this offering is an express condition to our obligation to purchase securities tendered pursuant to the Tender Offer, but the completion of the Tender Offer is not a condition to the sale of the notes offered hereby. If the Tender Offer is terminated for any reason (other than the termination of this offering), or if net proceeds remain after application of the net proceeds as described above, we intend to use the proceeds of this offering for general corporate purposes and for the repayment or selective purchase of our or our subsidiaries' outstanding debt. Such repayment or purchases may be in open market or privately negotiated transactions, through one or more additional tender or exchange offers, pursuant to redemption terms applicable to our or our subsidiaries' debt, or otherwise. Pending the application of the net proceeds, we may invest the net proceeds in marketable securities.

 CAPITALIZATION

        The following table sets forth our consolidated capitalization at December 26, 2013:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the issuance of the notes and the application of the net proceeds therefrom as described in "Use of Proceeds," and assuming that $            aggregate principal amount of our 9 1/8% senior notes due 2018 is purchased pursuant to the Tender Offer.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K for the fiscal year ended December 26, 2013, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 26, 2013
	Actual	As Adjusted
	(in millions, unaudited)
Cash and equivalents	$280.9	$

Total debt:
Revolving credit facility	—
Term loan facility	978.3
9 1/8% senior notes due 2018, including premium	315.4
Regal Cinemas' 8 5/8% senior notes due 2019, net of debt discount	394.6
5 3/4% senior notes due 2023	250.0
5 3/4% senior notes due 2025	250.0
% senior notes due 2022 offered hereby	—
Lease financing arrangements(1)	91.0
Other(2)	31.4

Total debt	2,310.7
Stockholders' deficit:
Class A common stock	0.1
Class B common stock	—
Additional paid in capital (deficit)	(782.9)
Retained earnings	71.8
Accumulated other comprehensive loss, net	(2.4)

Total stockholders' deficit of Regal Entertainment Group	(713.4)
Noncontrolling interest	(1.9)

Total deficit	(715.3)

Total capitalization	$1,595.4	$

(1)
Calculated using a weighted average interest rate of 11.07%, maturing in various installments through November 2028.

(2)
Includes capital lease obligations, using interest rates of 8.5% to 10.7%, maturing in various installments through December 2030.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

(in millions, except ratios)	Year Ended 12/31/2009	Year Ended 12/30/2010	Year Ended 12/29/2011	Year Ended 12/27/2012	Year Ended 12/26/2013
Pretax Income	$153.0	$120.0	$52.0	$231.7	$264.6
Fixed Charges:
Interest Expense, net of capitalized interest	143.9	144.1	147.7	133.7	139.1
Interest Capitalized	0.3	—	0.1	0.2	0.2
Amortization of Debt Costs	8.9	6.9	4.0	3.6	4.5
One-third of Rent Expense	126.3	127.4	127.2	128.1	137.9
Total Fixed Charges	279.4	278.4	279.0	265.6	281.7
Earnings	432.4	398.4	331.0	497.3	546.3
Ratio of Earnings to Fixed Charges	1.5x	1.4x	1.2x	1.9x	1.9x
Rent Expense	$378.8	$382.3	$381.5	$384.4	$413.6

 DESCRIPTION OF OTHER INDEBTEDNESS

Description of Senior Credit Facility

        On May 19, 2010, Regal Cinemas entered into a sixth amendment and restatement of its existing senior secured credit facility, which consisted of (i) a senior secured term loan facility in an aggregate principal amount of up to $1,250.0 million with a final maturity date in November 2016 and (ii) a senior secured revolving credit facility in an aggregate principal amount of up to $85.0 million with a final maturity date in May 2015.

        On February 23, 2011, Regal Cinemas entered into a permitted secured refinancing agreement with Regal, the guarantors thereunder, Credit Suisse and the lenders thereunder, which amended and refinanced the term loan facility under the senior secured credit facility. Pursuant to the refinancing agreement, Regal Cinemas consummated a permitted secured refinancing of the term loan facility in the amount of $1,006.0 million, and in accordance therewith, the lenders thereunder advanced term loans in an aggregate principal amount of $1,006.0 million with a final maturity date in August 2017. Together with other amounts provided by Regal Cinemas, proceeds of the new term loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the term loan facility under the senior secured credit facility in effect immediately prior to the making of the new term loans.

        On April 19, 2013, Regal Cinemas entered into an amendment to the senior secured credit facility that (i) reduced the interest rate on the term loan facility by 0.50%, (ii) deleted the interest coverage ratio test and provided that the remaining financial covenants will only be tested if the outstanding amount of the revolving loans and letters of credit (including unreimbursed drawings) under the revolving credit facility equals or exceeds 25% of the total revolving commitment, (iii) provides for a 1% prepayment premium applicable in the event that Regal Cinemas enters into a refinancing or amendment of the senior secured credit facility on or prior to the first anniversary of the date of the amendment that has the effect of reducing the interest rate on the term loan facility, (iv) permits the release of Regal from its guarantee of the obligations under the senior secured credit facility in the event that Regal does not guarantee any other debt of Regal Cinemas or its subsidiaries and (v) eliminates the mortgage requirement for fee-owned real properties that are acquired by Regal Cinemas or its subsidiaries after the date of the amendment.

        On May 28, 2013, Regal Cinemas entered into a loan modification agreement that further amended the senior secured credit facility by, among other things, reducing the interest rate on the revolving credit facility by 1.00% and extending the maturity date of the revolving credit facility from May 19, 2015 to May 19, 2017.

        As of December 26, 2013, borrowings of $978.3 million were outstanding under the term loan facility at an effective interest rate of 3.18%, after the impact of the interest rate swaps described below is taken into account. As of December 26, 2013, Regal Cinemas had approximately $2.7 million outstanding in letters of credit under its revolving credit facility, leaving approximately $82.3 million available for drawing under the revolving credit facility.

  Interest Rate

        Borrowings under the senior credit facility bear interest, at Regal Cinemas' option, at either a base rate or an adjusted LIBOR rate plus, in each case, an applicable margin that is determined according to the consolidated leverage ratio of Regal Cinemas and its subsidiaries. Such applicable margin will be either 1.50% or 1.75% in the case of base rate loans and either 2.50% or 2.75% in the case of LIBOR rate loans. Interest is payable (i) in the case of base rate loans, quarterly in arrears and (ii) in the case of LIBOR rate loans, at the end of each interest period, but in no event less often than every three months.

  Maturity

        The term loan facility matures on August 23, 2017, and amortizes in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the term loan facility following the February 2011 refinancing, with the balance payable on the maturity date of the term loan facility. The revolving credit facility matures and the commitments thereunder terminate on May 19, 2017.

  Guarantees and Collateral

        All of Regal Cinemas' obligations under the senior credit facility and under any interest rate protection or other hedging arrangements entered into with a lender or any affiliate thereof are unconditionally guaranteed by Regal Cinemas' existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences to us would result therefrom, foreign subsidiaries (subject, in each case, to certain exceptions). The senior credit facility is also guaranteed by (i) REH with recourse to REH under such guaranty limited to stock of Regal Cinemas pledged by REH and (ii) Regal, on an unsecured basis.

        The senior credit facility, the guarantees and any hedging arrangements are secured by substantially all of our assets and the assets of each subsidiary guarantor, whether owned on the closing date or thereafter acquired, including but not limited to (i) a perfected first-priority pledge of all of our equity interests, (ii) a perfected first-priority pledge of all equity interests held by us or any subsidiary guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 65% of the equity interests of such foreign subsidiary to the extent the pledge of any greater percentage would result in an adverse tax consequence to us) and (iii) perfected first-priority security interests in, tangible and intangible assets of Regal Cinemas and each subsidiary guarantor (including, but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, certain real property, cash, deposit and security accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing, subject to certain exceptions).

  Mandatory Prepayments and Voluntary Reductions

        Under the senior credit facility, Regal Cinemas is required to make mandatory prepayments with:

  •
  50% of excess cash flow in any fiscal year (as reduced by voluntary repayments of the term loan facility), with elimination based upon achievement and maintenance of a leverage ratio of 3.75:1.00 or less;

  •
  100% of the net cash proceeds of all asset sales or other dispositions of property by Regal Cinemas and its subsidiaries, subject to certain exceptions (including reinvestment rights);

  •
  100% of the net cash proceeds of issuances of funded debt of Regal Cinemas and its subsidiaries, subject to exceptions; and

  •
  50% of the net cash proceeds of issuances of equity securities by Regal Cinemas, including the net cash proceeds of capital contributions to Regal Cinemas, with elimination based upon achievement and maintenance of a leverage ratio of 3.75:1.00 or less.

        The above-described mandatory prepayments shall be applied pro rata to the remaining amortization payments under the term loan facility. When there are no longer outstanding loans under the term loan facility, mandatory prepayments will be applied first, to prepay outstanding loans under the revolving facility and second, to cash collateralize outstanding letters of credit (with no corresponding permanent reduction of commitments under the revolving facility subject to certain exceptions).

        Voluntary reductions of the unutilized portion of the senior credit facility commitments and prepayments of borrowings will be permitted at any time, subject to reimbursement of the lenders' redeployment costs in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the term loan facility will be applied pro rata to the remaining amortization payments under the term loan facility.

  Covenants and Events of Default

        The senior credit facility includes several financial covenants that are tested only if the outstanding amount of the revolving loans and letters of credit (including unreimbursed drawings) under the revolving credit facility equals or exceeds 25% of the revolving commitment, including:

  •
  maximum ratio of (i) the sum of funded debt (net of unencumbered cash) plus the product of eight (8) times lease expense to (ii) consolidated EBITDAR (as defined in the senior credit facility) of 6.00 to 1.0 throughout the term of the senior credit facility;

  •
  maximum ratio of funded debt (net of unencumbered cash) to consolidated EBITDA of 4.00 to 1.0 throughout the term of the senior credit facility; and

  •
  maximum capital expenditures not to exceed 35% of consolidated EBITDA for the prior fiscal year plus a one-year carryforward for unused amounts from the prior fiscal year.

        The senior credit facility requires that Regal Cinemas and its subsidiaries comply with covenants relating to customary matters, including with respect to incurring indebtedness and liens, making investments and acquisitions, effecting mergers and asset sales, prepaying indebtedness, and paying dividends. Among other things, such limitations will restrict the ability of Regal Cinemas to fund the operations of Regal, which, among other things, may limit Regal's ability to make payments on the notes, and the operations of any subsidiary of Regal that is not a subsidiary of Regal Cinemas which guarantees the senior credit facility.

        The senior credit facility includes events of default relating to customary matters, including, among other things: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration with respect to indebtedness in an aggregate principal amount of $25.0 million or more; bankruptcy; judgments involving liability of $25.0 million or more that are not paid; ERISA events; actual or asserted invalidity of guarantees or security documents; and change of control.

Regal's 9 1/8% Senior Notes due 2018

        On August 16, 2010, Regal issued $275.0 million aggregate principal amount of 9 1/8% senior notes due 2018 (the "9 1/8% notes"). On January 7, 2011, Regal issued and sold an additional $150.0 million aggregate principal amount of the 9 1/8% notes at a price equal to 104.5% of their face value. In addition, on February 15, 2011, Regal issued and sold an additional $100.0 million aggregate principal amount of 9 1/8% notes at a price equal to 104.5% of their face value. The notes issued in 2011 constitute additional securities under the existing indenture for the 9 1/8% notes and are treated as a single series with, and have the same terms as, and are fungible with, the $275.0 million aggregate principal amount of 9 1/8% notes issued in August 2010.

        The 9 1/8% notes bear interest at a rate of 9 1/8% per year, payable semiannually in arrears in cash on February 15 and August 15 of each year. The 9 1/8% notes mature on August 15, 2018. The 9 1/8% notes are Regal's senior unsecured obligations. They rank equal in right of payment with all of Regal's existing and future senior unsecured indebtedness and prior to all of Regal's subordinated indebtedness. The 9 1/8% notes are effectively subordinated to all of Regal's future secured indebtedness to the extent of the assets securing that indebtedness and structurally subordinated to any indebtedness and other liabilities of Regal's subsidiaries. None of Regal's subsidiaries initially guarantee any of Regal's obligations with respect to the 9 1/8% notes.

        Prior to August 15, 2014, Regal may redeem all or any part of the 9 1/8% notes at its option at 100% of the principal amount plus accrued and unpaid interest to the redemption date and a make-whole premium. Regal may redeem the 9 1/8% notes in whole or in part at any time on or after August 15, 2014 at the redemption prices specified in the indenture governing the 9 1/8% notes.

        If Regal undergoes a change of control (as defined in the indenture governing the 9 1/8% notes), holders may require Regal to repurchase all or a portion of their 9 1/8% notes at a price equal to 101% of the principal amount of the 9 1/8% notes being repurchased, plus accrued and unpaid interest, if any, to the repurchase date.

        The indenture governing the 9 1/8% notes contains covenants that limit Regal's (and its restricted subsidiaries') ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends on or make other distributions in respect of its capital stock, purchase or redeem capital stock, or purchase, redeem or otherwise acquire or retire certain subordinated obligations; (iii) enter into certain transactions with affiliates; (iv) permit, directly or indirectly, it to create, incur, or suffer to exist any lien, except in certain circumstances; (v) create or permit encumbrances or restrictions on the ability of its restricted subsidiaries to pay dividends or make distributions on their capital stock, make loans or advances to other subsidiaries (or Regal), or transfer any properties or assets to other subsidiaries (or Regal); and (vi) merge or consolidate with other companies or transfer all or substantially all of its assets. These covenants are, however, subject to a number of important limitations and exceptions. The indenture governing the 9 1/8% notes contains other customary terms, including, but not limited to, events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding 9 1/8% notes to be due and payable immediately.

        In connection with the issuance of the 5 3/4% notes due 2023 described below, on May 29, 2013, the Company commenced a tender offer to purchase for cash its 9 1/8% notes. Upon consummation of the tender offer, approximately $213.6 million aggregate principal amount of the 9 1/8% notes was purchased. Total additional consideration paid for the tender offer, including the early tender premium payment, was approximately $30.7 million.

Regal's 5 3/4% Senior Notes due 2025

        On January 17, 2013, Regal issued $250.0 million aggregate principal amount of the 5 3/4% senior notes due 2025 in a registered public offering. The 5 3/4% notes due 2025 bear interest at a rate of 5.75% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2013. The 5 3/4% notes due 2025 mature on February 1, 2025. The 5 3/4% notes due 2025 are Regal's senior unsecured obligations. They rank equal in right of payment with all of Regal's existing and future senior unsecured indebtedness and prior to all of Regal's future subordinated indebtedness. The 5 3/4% notes due 2025 are effectively subordinated to all of Regal's future secured indebtedness to the extent of the value of the collateral securing that indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of Regal's subsidiaries. None of Regal's subsidiaries guarantee any of Regal's obligations with respect to the 5 3/4% notes due 2025.

        Prior to February 1, 2018, Regal may redeem all or any part of the 5 3/4% notes due 2025 at its option at 100% of the principal amount, plus accrued and unpaid interest to the redemption date and a make-whole premium. Regal may redeem the 5 3/4% notes due 2025 in whole or in part at any time on or after February 1, 2018 at the redemption prices specified in the indenture governing the 5 3/4% notes due 2025. In addition, prior to February 1, 2016, Regal may redeem up to 35% of the original aggregate principal amount of the 5 3/4% notes due 2025 from the net proceeds from certain equity offerings at the redemption price specified in the indenture governing the 5 3/4% notes due 2025.

        If Regal undergoes a change of control (as defined in the indenture governing the 5 3/4% notes due 2025), holders may require Regal to repurchase all or a portion of their notes at a price equal to 101% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, to the date of purchase.

        The indenture governing the 5 3/4% notes due 2025 contains covenants that limit Regal's (and its restricted subsidiaries') ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends on or make other distributions in respect of its capital stock, purchase or redeem capital stock, or purchase, redeem or otherwise acquire or retire certain subordinated obligations; (iii) enter into certain transactions with affiliates; (iv) permit, directly or indirectly, it to create, incur, or suffer to exist any lien, except in certain circumstances; (v) create or permit encumbrances or restrictions on the ability of its restricted subsidaries to pay dividends or make distributions on their capital stock, make loans or advances to other subsidiaries (or Regal), or transfer any properties or assets to other subsidiaries (or Regal); and (vi) merge or consolidate with other companies or transfer all or substantially all of its assets. These covenants are, however, subject to a number of important limitations and exceptions. The indenture governing the 5 3/4% notes due 2025 contains other customary terms, including, but not limited to, events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately.

Regal's 5 3/4% Senior Notes due 2023

        On June 13, 2013, Regal issued $250.0 million aggregate principal amount of the 5 3/4% senior notes due 2023 in a registered public offering. The 5 3/4% notes due 2023 bear interest at a rate of 5.75% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2013. The 5 3/4% notes due 2023 mature on June 15, 2023. The 5 3/4% notes due 2023 are Regal's senior unsecured obligations. They rank equal in right of payment with all of Regal's existing and future senior unsecured indebtedness and prior to all of Regal's future subordinated indebtedness. The 5 3/4% notes due 2023 are effectively subordinated to all of Regal's future secured indebtedness to the extent of the value of the collateral securing that indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of Regal's subsidiaries. None of Regal's subsidiaries guarantee any of Regal's obligations with respect to the 5 3/4% notes due 2023.

        Prior to June 15, 2018, Regal may redeem all or any part of the 5 3/4% notes due 2023 at its option at 100% of the principal amount, plus accrued and unpaid interest to the redemption date and a make-whole premium. Regal may redeem the 5 3/4% notes due 2023 in whole or in part at any time on or after June 15, 2018 at the redemption prices specified in the indenture governing the 5 3/4% notes due 2023. In addition, prior to June 15, 2016, Regal may redeem up to 35% of the original aggregate principal amount of the 5 3/4% notes due 2023 from the net proceeds from certain equity offerings at the redemption price specified in the indenture governing the 5 3/4% notes due 2023.

        If Regal undergoes a change of control (as defined in the indenture governing the 5 3/4% notes due 2023), holders may require Regal to repurchase all or a portion of their notes at a price equal to 101% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, to the date of purchase.

        The indenture governing the 5 3/4% notes due 2023 contains covenants that limit Regal's (and its restricted subsidiaries') ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends on or make other distributions in respect of its capital stock, purchase or redeem capital stock, or purchase, redeem or otherwise acquire or retire certain subordinated obligations; (iii) enter into certain transactions with affiliates; (iv) permit, directly or indirectly, it to create, incur, or suffer to exist any lien, except in certain circumstances; (v) create or permit encumbrances or restrictions on the ability of its restricted subsidaries to pay dividends or make distributions on their capital stock, make loans or advances to other subsidiaries (or Regal), or transfer any properties or assets to other subsidiaries (or Regal); and (vi) merge or consolidate with other companies or transfer all or substantially all of its assets. These covenants are, however, subject to a number of important limitations and exceptions. The indenture governing the 5 3/4% notes due 2023 contains other customary terms, including, but not limited to, events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately.

Regal Cinemas' 8 5/8% Senior Notes due 2019

        On July 15, 2009, Regal Cinemas issued $400.0 million aggregate principal amount of the 8 5/8% senior notes due 2019 at a price equal to 97.561% of their face value in a transaction exempt from registration under the Securities Act, all of which notes were subsequently exchanged for 8 5/8% notes due 2019 registered under the Securities Act. Interest on the 8 5/8% notes is payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2010. The 8 5/8% notes will mature on July 15, 2019.

        The 8 5/8% notes are Regal Cinemas' general senior unsecured obligations and rank equal in right of payment with all of its existing and future senior unsecured indebtedness; and senior in right of payment to all of Regal Cinemas' existing and future subordinated indebtedness. The 8 5/8% notes are effectively subordinated to all of Regal Cinemas' existing and future secured indebtedness, including all borrowings under the senior secured credit facility described above under "—Description of Senior Credit Facility," to the extent of the value of the collateral securing such indebtedness, and are structurally subordinated to all existing and future indebtedness and other liabilities of any of Regal Cinemas' subsidiaries that are not guarantors of the 8 5/8% notes.

        The 8 5/8% notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by Regal and all of Regal Cinemas' existing and future domestic restricted subsidiaries that guarantee its other indebtedness. The guarantees of the 8 5/8% notes are the guarantors' general senior unsecured obligations and rank equal in right of payment with all of the guarantors' existing and future senior unsecured indebtedness, including the 9 1/8% notes and rank senior in right of payment to all of the guarantors' existing and future subordinated indebtedness. The 8 5/8% notes are effectively subordinated to all of the guarantors' existing and future secured indebtedness, including the guarantees under the senior secured credit facility described above under "—Description of Senior Credit Facility" to the extent of the value of the collateral securing such indebtedness, and are structurally subordinated to all existing and future indebtedness and other liabilities of any of the guarantors' subsidiaries that is not a guarantor of the 8 5/8% notes.

        The indenture governing the 8 5/8% notes due 2019 contains covenants that limit Regal Cinemas' (and its restricted subsidiaries') ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends on or make other distributions in respect of its capital stock, purchase or redeem capital stock, or purchase, redeem or otherwise acquire or retire certain subordinated obligations; (iii) enter into certain transactions with affiliates; (iv) permit, directly or indirectly, it to create, incur, or suffer to exist any lien, except in certain circumstances; (v) create or permit encumbrances or restrictions on the ability of its restricted subsidiaries to pay dividends or make distributions on their capital stock, make loans or advances to other subsidiaries (or Regal Cinemas), or transfer any properties or assets to other subsidiaries (or Regal Cinemas); and (vi) merge or consolidate with other companies or transfer all or substantially all of its assets. These covenants are, however, subject to a number of important limitations and exceptions. The indenture governing the 8 5/8% notes due 2019 contains other customary terms, including, but not limited to, events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately.

Interest Rate Swaps

        Below is a summary of Regal Cinemas' interest rate swap agreements designated as hedge agreements as of December 26, 2013:

Nominal Amount	Effective Date	Base Rate	Receive Rate	Expiration Date
$200.0 million(1)	June 30, 2012	1.820%	3-month LIBOR	June 30, 2015
$100.0 million(1)	December 31, 2012	1.325%	3-month LIBOR	December 31, 2015
$150.0 million(2)	December 31, 2013	0.817%	1-month LIBOR	December 31, 2016
$200.0 million(3)	June 30, 2015	1.828%	1-month LIBOR	June 30, 2018

(1)
During the year ended December 29, 2011, Regal Cinemas entered into two hedging relationships via two distinct interest rate swap agreements with effective dates beginning on June 30, 2012 and December 31, 2012, respectively, and maturity terms ending on June 30, 2015 and December 31, 2015, respectively. These swaps require Regal Cinemas to pay interest at fixed rates ranging from 1.325% to 1.82% and receive interest at a variable rate. The interest rate swaps are designated to hedge $300.0 million of variable rate debt obligations.

(2)
During the year ended December 27, 2012, Regal Cinemas entered into one additional hedging relationship via one distinct interest rate swap agreement with an effective date beginning on December 31, 2013 and a maturity date of December 31, 2016. This swap requires Regal Cinemas to pay interest at a fixed rate of 0.817% and receive interest at a variable rate. The interest rate swap is designated to hedge $150.0 million of variable rate debt obligations.

(3)
On October 23, 2013, Regal Cinemas entered into one additional hedging relationship via one distinct interest rate swap agreement with an effective date beginning on June 30, 2015 and a maturity date of June 30, 2018. This swap requires Regal Cinemas to pay interest at a fixed rate of 1.828% and receive interest at a variable rate. The interest rate swap is designated to hedge $200.0 million of variable rate debt obligations.

Lease Financing Arrangements

        These obligations primarily represent lease financing obligations resulting from the requirements of ASC Subtopic 840-40—Leases—Sale-Leaseback Transactions.

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under "—Certain Definitions." In this description, the words "we," "us," "our," the "issuer," and the "Company" refer only to Regal Entertainment Group and not to any of its subsidiaries.

        We will issue $            in aggregate principal amount of        % senior notes due 2022 under a base indenture dated January 17, 2013, between us and Wilmington Trust, National Association, as trustee (the "Trustee"), as amended and supplemented by a third supplemental indenture with respect to the notes, to be dated as of                        , 2014, between us and the Trustee. We refer to the base indenture as amended and supplemented by the third supplemental indenture as the "Indenture". The notes include the terms stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

        The following description is only a summary of the material provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, not this description, defines your rights as holders of the notes.

  Brief Description of the Notes

        The notes:

  •
  will be our general unsecured senior obligations;

  •
  will rank senior in right of payment to all of our existing and future subordinated Indebtedness;

  •
  will be equal in right of payment with all of our existing and future senior Indebtedness, including our 9 1/8% senior notes due 2018, our 5 3/4% senior notes due 2023 and our 5 3/4% senior notes due 2025 (collectively, the "Existing REG Notes") and our guarantee of the obligations under the Credit Agreement and Regal Cinemas' 8 5/8% senior notes due 2019 (the "Existing RCC Notes" and together with the Existing REG Notes, the "Existing Notes"), without giving effect to collateral arrangements;

  •
  will be effectively subordinated to all of our future secured Indebtedness, to the extent of the value of the collateral securing such Indebtedness; and

  •
  will be structurally subordinated to all of the existing and future Indebtedness of our subsidiaries, including our subsidiaries' Indebtedness under the Credit Agreement.

        The notes will not be guaranteed by any of our subsidiaries, except in very limited circumstances.

  Principal, Maturity and Interest

        The notes will mature on                        , 2022. We will issue up to $            of notes and, subject to compliance with the limitations described under "—Certain Covenants—Limitation on Consolidated Indebtedness," we can issue an unlimited amount of additional notes in the future as part of the same series or as an additional series. Any additional notes that we issue in the future will be identical in all respects to the notes that we are issuing now, except that notes issued in the future will have different issuance prices and issuance dates. We will issue notes only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        Interest on the notes will accrue at a rate of        % per annum and will be payable semi-annually in arrears on                        and                         , commencing on                         , 2014. We will pay interest to those persons who were holders of record at the close of business on                        and                         next preceding the interest payment date.

        Interest on the notes will accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Ranking

        The notes will be our general unsecured obligations and will rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated, including the Existing REG Notes and our guarantees of the obligations under the Credit Agreement and the Existing RCC Notes. The notes will be effectively subordinated to all of our future secured Indebtedness to the extent of the value of the collateral securing such Indebtedness, and structurally subordinated to the existing and future Indebtedness and other liabilities of our subsidiaries, including our subsidiaries' Indebtedness under the Credit Agreement, Existing RCC Notes and the related guarantees.

        As of December 26, 2013, we had outstanding $315.4 million aggregate principal amount (including premium) of our 9 1/8% senior notes due 2018, $250.0 million aggregate principal amount of our 5 3/4% senior notes due 2023 and $250.0 million aggregate principal amount of our 5 3/4% senior notes due 2025, and were a guarantor of the $394.6 million aggregate principal amount (net of debt discount) of the Existing RCC Notes. As of December 26, 2013, our subsidiaries had outstanding approximately $978.3 million of debt under the Credit Agreement, $394.6 million aggregate principal amount (net of debt discount) of the Existing RCC Notes, $91.0 million of lease financing arrangements and $16.0 million of Capital Lease Obligations, and $1,097.9 million of other liabilities, including trade payables, but excluding intercompany liabilities.

        In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or upon a default in payment with respect to, or the acceleration of, any secured Indebtedness, the assets of the Company will be available to pay obligations on the notes only after all Indebtedness of our subsidiaries, including under the Credit Agreement, and such secured Indebtedness, as the case may be, has been repaid in full from such assets. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, those subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us.

        We are a holding company and all of our operations are conducted through our subsidiaries. Therefore, our ability to service our Indebtedness, including the notes, is dependent upon the earnings of our subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to us. Certain laws restrict the ability of our subsidiaries to pay dividends and make loans and advances to us. If these restrictions apply to our subsidiaries, then we would not be able to use the earnings of these subsidiaries to make payments on the notes. In addition, we only have a stockholder's claim on the assets of our subsidiaries. This stockholder's claim is junior to the claims that creditors have against those subsidiaries.

        As of the Issue Date, none of our subsidiaries will Guarantee the notes, and our subsidiaries will only be required to Guarantee the notes in the future in very limited circumstances. See "Certain Covenants—Future Guarantors."

  Optional Redemption

        Except as set forth below, the notes will not be redeemable at our option prior to                        , 2017.

        At any time prior to                        , 2017, we may redeem all or any portion of the notes, at once or over time, upon notice as described under "—Selection and Notice." The notes may be redeemed at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders on the relevant record date to receive interest due on the relevant interest payment date).

        On or after                        , 2017, we may redeem all or any portion of the notes, at once or over time, upon notice as described under "—Selection and Notice." The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on                of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price
2017
2018
2019
2020 and thereafter	100.000%

        At any time prior to                        , 2017, we may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of        % of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

        (1)   at least 65% of the original aggregate principal amount of the notes remains outstanding after each such redemption; and

        (2)   the redemption occurs within 90 days after the closing of such Equity Offering.

  Selection and Notice

        If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee not more than 60 days prior to the redemption date by such method as the Trustee shall deem fair and appropriate and in compliance with the applicable procedures of The Depository Trust Company ("DTC"); provided, however, that notes will not be redeemed in an amount less than the minimum authorized denomination of $2,000. Notice of redemption shall be mailed by first class mail or in the case of global notes, delivered electronically, not less than 30 nor more than 60 days prior to the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, unless the Company defaults in payment of the redemption price, interest will cease to accrue on notes or portions thereof called for redemption.

  Mandatory Redemption; Open Market Purchases

        We will not be required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase the notes as described under "—Change of Control." We may at any time and from time to time purchase notes in the open market or otherwise.

  Certain Covenants

        During any period of time that (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), we and our Subsidiaries will not be subject to the following provisions of the Indenture:

          (1)   "—Limitation on Consolidated Indebtedness;"

          (2)   "—Limitation on Restricted Payments;"

          (3)   "—Limitation on Transactions with Affiliates;"

          (4)   "—Limitation on Liens Securing Indebtedness;"

          (5)   "—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries;"

          (6)   "—Future Guarantors;" and

          (7)   clause (3) of the first paragraph of "Merger and Sale of Substantially All Assets;"

(collectively, the "Suspended Covenants").

        In the event that we and our Subsidiaries are not subject to the Suspended Covenants for any period of time commencing upon the date of a Covenant Suspension Event (the "Suspension Date"), and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then we and our Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period." Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

        On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred or issued pursuant to the "—Limitation on Consolidated Indebtedness" covenant to the extent such Indebtedness would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date. To the extent such Indebtedness would not be so permitted to be incurred or issued pursuant to the "—Limitation on Consolidated Indebtedness" covenant, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of the definition of "Permitted Indebtedness." Restricted Payments made during the Suspension Period will be deemed to have been made pursuant to clause (7) of the second paragraph of the "—Limitation on Restricted Payments" covenant.

        Limitation on Consolidated Indebtedness.    The Company will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness (other than Permitted Indebtedness) unless after giving effect to such event on a pro forma basis the Company's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event for which internal financial statements are available, taken as one period, is greater than or equal to 2.00 to 1.00.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Indebtedness or is entitled to be Incurred pursuant to the ratio set forth in the immediately preceding paragraph, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant.

        Limitation on Restricted Payments.    The Company will not, and will not permit its Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend on, or make any distribution in respect of, any shares of the Company's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of the Company's Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly Owned Subsidiaries;

          (2)   purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock; or

          (3)   purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement);

(such payments or any other actions described in (1) through (3) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

            (a)   no Default or Event of Default shall have occurred and be continuing;

            (b)   the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "—Limitation on Consolidated Indebtedness"; and

            (c)   the aggregate amount of all Restricted Payments declared or made after the Issue Date (including the proposed Restricted Payment) does not exceed the sum of (excluding Restricted Payments permitted by clauses (3), (4), (5), (6), (7), and (9) of the next paragraph):

                (i)  (x) Consolidated EBITDA minus (y) 1.70 times Consolidated Interest Expense, each calculated for the period (taken as one accounting period) from March 28, 2009 to the last day of the Company's fiscal quarter preceding the date of the applicable proposed Restricted Payment; plus

               (ii)  100% of the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $25.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after March 28, 2009 by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock; plus

              (iii)  100% of the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $25.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after March 28, 2009 by the Company from debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Company at the time of such conversion; plus

              (iv)  100% of the principal amount of any of the Existing Notes that are converted into Capital Stock of the Company (other than Redeemable Capital Stock) after March 28, 2009; plus

               (v)  to the extent not already included in Consolidated EBITDA, 100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property received by the Company or a Subsidiary after March 28, 2009 by means of the sale (other than to the Company or a Subsidiary) of (a) an Unrestricted Subsidiary, or (b) the property held by an Unrestricted Subsidiary, or (c) the Capital Stock of an Unrestricted Subsidiary (other than to the extent the Indebtedness in the Unrestricted Subsidiary constituted Permitted Indebtedness), or receipt of a dividend or any other distribution from an Unrestricted Subsidiary after March 28, 2009; plus

             (vii)  in the case of the designation of an Unrestricted Subsidiary as a Subsidiary after March 28, 2009, the Fair Market Value of the Company's and its Subsidiaries' aggregate interests in such Unrestricted Subsidiary (as determined by the Board of Directors, whose determination shall be conclusive, except that if the Fair Market Value of such interest exceeds $50.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company) at the time of the designation of such Unrestricted Subsidiary as a Subsidiary.

        As of December 26, 2013, the amount available for Restricted Payments pursuant to this clause (c) would have been approximately $1,139.1 million.

        Notwithstanding the foregoing limitation, the Company or any of its Subsidiaries may:

          (1)   pay dividends on its Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation;

          (2)   acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Capital Stock);

          (3)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Capital Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; provided, however, that the net proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph);

          (4)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case is permitted to be Incurred pursuant to the covenant described under "—Limitation on Consolidated Indebtedness;"

          (5)   in the case of a Subsidiary, pay dividends (or in the case of any partnership or limited liability company, any similar distribution) to the holders of its Capital Stock on a pro rata basis;

          (6)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock of the Company (a) deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of such options or (b) in connection with the terms of any restricted stock agreement awarded to any employee, officer or director of the Company or its Subsidiaries;

          (7)   make other Restricted Payments in an aggregate amount not to exceed $400.0 million;

          (8)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation plus accrued and unpaid interest in the event of a Change of Control in accordance with provisions similar to the covenant under "—Change of Control"; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer (as defined herein) as provided in such covenant with respect to the notes and has completed the repurchase or redemption of all such notes validly tendered for payment in connection with such Change of Control Offer; and

          (9)   the declaration and payment of any dividend or distribution by the Company to the holders of its Capital Stock on a pro rata basis (a) of the Capital Stock of NCM or net proceeds from the sale or disposition of Capital Stock of NCM, or (b) in an aggregate amount not to exceed $150.0 million during any twelve month period.

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) involving aggregate consideration in excess of $5.0 million, unless:

          (1)   such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party;

          (2)   such transaction or series of transactions is in the best interests of the Company; and

          (3)   with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50.0 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and (2) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following:

          (1)   any transaction pursuant to any contract in existence on the Issue Date;

          (2)   transactions with a Person that is an Affiliate of the Company solely because the Company, directly or indirectly, owns Capital Stock in, or controls, such Person;

          (3)   any Restricted Payment permitted to be made pursuant to the provisions of "—Limitation on Restricted Payments" above;

          (4)   any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary);

          (5)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of, and indemnity provided on behalf of, officers, directors and employees of the Company or any of its Subsidiaries; and

          (6)   the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any agreements that are described in the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 2013, and any amendments thereto; provided, however, that the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under, any future amendment to such agreements shall only be permitted by this clause (6) to the extent that the terms of any such amendment, taken as a whole, are not more disadvantageous to the Company and its Subsidiaries in any material respect than the terms of such agreements in effect on the Issue Date.

        Limitation on Liens Securing Indebtedness.    The Company will not, and will not permit any of the Guarantors to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries of the Company), whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indenture and the notes or, in respect of Liens on any Guarantor's property or assets, any Subsidiary Guarantee of such Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    The Company will not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any of its Subsidiaries to:

          (1)   pay dividends or make any other distributions on its Capital Stock to the Company or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Subsidiaries;

          (2)   make loans or advances to the Company or any of its Subsidiaries; or

          (3)   transfer any of its properties or assets to the Company or any of its Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   agreements governing Indebtedness as in effect on the Issue Date (including, without limitation, the Indebtedness under the Existing Notes and the Credit Facilities) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements as in effect on the Issue Date;

          (2)   the Indenture and the notes;

          (3)   applicable law, rule, regulation or order;

          (4)   any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be Incurred;

          (5)   any agreement existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

          (6)   customary non-assignment provisions in leases, licenses, franchise agreements, conveyances and other commercial agreements entered into in the ordinary course of business;

          (7)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

          (8)   any agreement for the sale or other disposition of assets or Capital Stock of a Subsidiary that restricts distributions by such Subsidiary pending its sale or other disposition;

          (9)   Liens securing Indebtedness otherwise permitted to be Incurred pursuant to the provisions of the covenant described above under the caption "—Limitation on Liens Securing Indebtedness" that limit the right of the Company or any of its Subsidiaries to dispose of the assets subject to such Lien;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, stockholder agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (12) restrictions contained in the terms of Indebtedness permitted to be incurred under the covenant described under the caption "—Limitation on Consolidated Indebtedness"; provided that such restrictions are not materially more restrictive, taken as a whole, than the terms contained in any of the Credit Facilities or the indentures governing the Existing Notes as in effect on the Issue Date and that the management of the Company determines, at the time of such financing, that such restrictions are not expected to impair the Company's ability to make payments as required under the notes; and

          (13) restrictions that are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of the Company determines will not materially impair the Company's ability to make payments as required under the notes.

        Future Guarantors.    After the Issue Date, the Company will cause each Subsidiary which Guarantees Obligations under any Indebtedness (other than Guaranteed Indebtedness) of the Company or any Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the notes on a senior unsecured basis. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering the Subsidiary Guarantee as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, if a Guarantor is released and discharged in full from its obligations under its Guarantees of all other Indebtedness of the Company or any Guarantor, then the Subsidiary Guarantee of such Guarantor shall be automatically and unconditionally released and discharged.

        Reports.    Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings but shall still be obligated to provide such information, documents and reports to the Trustee and the holders of the notes.

        Payments for Consent.    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement. Notwithstanding the foregoing, any payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Indenture, the notes or any Guarantees in connection with an exchange offer, the Company and any of our Subsidiaries may exclude (i) holders or beneficial owners of the notes that are not "qualified institutional buyers" as defined in Rule 144A under the Securities Act, "non-U.S. Persons" as defined in Regulation S under the Securities Act, or institutional "accredited investors" as defined in subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act and (ii) holders or beneficial owners of the notes in any jurisdiction (other than the United States) where the inclusion of such holders or beneficial owners would require the Company or any such Subsidiary to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Company in its sole discretion.

  Merger and Sale of Substantially All Assets

        The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:

          (1)   either:

            (a)   the Company will be the continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume, pursuant to a supplemental indenture, all the Obligations of the Company under the notes and the Indenture;

          (2)   immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

          (3)   immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Certain Covenants—Limitation on Consolidated Indebtedness."

        In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described in the Indenture and that all conditions precedent in the Indenture provided for or relating to such transaction have been complied with.

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the notes and the Indenture, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the notes and the Indenture.

  Change of Control

        Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to purchase all outstanding notes (as described in the Indenture) at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

        The Change of Control provision of the notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the underwriters. The Company is not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

        The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder. The Company's ability to pay cash to the holders of the notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under existing debt of the Company and its Subsidiaries, and may constitute a default under future debt as well. The Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "—Modification and Waiver."

        The provisions of the Indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders.

        If an offer is made to repurchase the notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

  Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used in this section for which no definition is provided.

        "Acquired Indebtedness" of any particular Person means Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not Incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Affiliate" means, with respect to any specified Person:

          (1)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (2)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Applicable Premium" means, with respect to any notes on any redemption date, the greater of:

          (1)   1.0% of the principal amount of the note; or

          (2)   the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the note at                      , 2017 (such redemption price being set forth in the table appearing above under "Optional Redemption"), plus (ii) all required interest payments due on such note through                      , 2017 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such note.

        "Board of Directors" means the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

        "Board Resolution" means a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" means any day other than a Saturday or Sunday or other day on which banks in New York, New York, or the city in which the Trustee's office is located are authorized or required to be closed, or, if no note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

        "Capital Lease Obligations" of any Person means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including Preferred Stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition;

          (6)   readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P; and

          (7)   investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (6) of this definition.

        "Change of Control" means the occurrence of, after the date of the Indenture, any of the following events:

          (1)   any "person" or "group" as such terms are used in Section 13(d) and 14(d) of the Exchange Act other than one or more Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or purchase of 50% or more of the total voting power of the Voting Stock of the Company;

          (2)   the adoption of a plan relating to the liquidation or dissolution of the Company;

          (3)   the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders;

          (4)   the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or

          (5)   a change of control under any of the indentures relating to the Existing Notes (to the extent obligations under such Existing Notes are outstanding at such time).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period increased (to the extent deducted in determining Consolidated Net Income (Loss)) by the sum of:

          (1)   deferred lease expenses;

          (2)   all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

          (3)   Consolidated Interest Expense of such Person and its Subsidiaries for such period;

          (4)   depreciation expense of such Person and its Subsidiaries for such period;

          (5)   amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs;

          (6)   any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106 or similar pronouncements), all determined on a consolidated basis in accordance with GAAP; and

          (7)   any fees, expenses, charges or premiums relating to any issuance of Capital Stock or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), including, without limitation any fees, expenses or charges related to the offering of the notes;

provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio:

          (1)   Consolidated EBITDA shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio;

          (2)   Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business, at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period; and

          (3)   all preopening expense and theatre closure expense which reduced /(increased) Consolidated Net Income (Loss) during any applicable period shall be added to Consolidated EBITDA.

        "Consolidated EBITDA Ratio" of any Person means, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation:

          (1)   if the Company or any Subsidiary:

            (a)   has Incurred any Indebtedness subsequent to the commencement of the period for which the Consolidated EBITDA Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated EBITDA Ratio is made, then the Consolidated EBITDA Ratio will be calculated giving pro forma effect to such Incurrence of Indebtedness and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be: (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation); and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

            (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated EBITDA Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated),

Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

          (2)   the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

          (3)   with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person means, without duplication, for any period, as applied to any Person:

          (1)   the sum of:

            (a)   the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

                (i)  amortization of debt discount;

               (ii)  the net cost under Interest Rate Protection Agreements (including amortization of discounts);

              (iii)  the interest portion of any deferred payment obligation; and

              (iv)  accrued interest; plus

            (b)   the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period (other than any contingent rent paid on Capital Lease Obligations that is deemed to be interest for purposes of GAAP or any interest expense attributable to Deemed Capitalized Leases), minus

          (2)   the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided, however, in the case of the Company and its Subsidiaries, (i) Consolidated Net Income shall not include management fees from Unrestricted Subsidiaries except to the extent actually received by the Company and its Subsidiaries, (ii) accrued but unpaid compensation expenses related to any stock appreciation, restricted stock or stock option plans shall not be deducted until such time as such expenses result in a cash expenditure and (iii) compensation expenses related to tax payment plans implemented by the Company from time to time in connection with the exercise and/or repurchase of restricted stock or stock options shall not be deducted from Net Income to the extent of the related tax benefits arising therefrom; provided, further, that:

          (1)   the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends, distributions or other payments paid in cash to the specified Person or a Subsidiary of the specified Person (or, in the case of a loss, only to the extent funded with cash from the specified Person or a Subsidiary of the specified Person); and

          (2)   any non-cash goodwill or other intangible asset impairment charges incurred subsequent to the Issue Date resulting from the application of SFAS No. 142 (or similar pronouncements) shall be excluded.

        "Construction Indebtedness" means Indebtedness incurred by the Company or its Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who:

          (1)   was a member of the Board of Directors on the Issue Date;

          (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election; or

          (3)   was nominated for election pursuant to the provisions of the Stockholders Agreement as in effect on the Issue Date.

        "Credit Agreement" means that certain Sixth Amended and Restated Credit Agreement, dated as of May 19, 2010, among Regal Cinemas Corporation, a Delaware corporation, the lenders and issuers party thereto party thereto from time to time, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the other agents thereto, as amended by (i) that certain Permitted Secured Refinancing Agreement, dated as of February 23, 2011, (ii) that certain Second Amendment to Sixth Amended and Restated Credit Agreement, dated as of April 19, 2013, and (iii) that certain Loan Modification Agreement, dated as of May 28, 2013, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

        "Credit Facilities" means one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, including, without limitation, the Credit Agreement, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

        "Currency Hedging Obligations" means the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "DCIP" means Digital Cinema Implementation Partners LLC, a Delaware limited liability company, and any similar Person with a primary business purpose of facilitating the implementation of digital cinemas in theatres and agreements and arrangements with respect to the financing of digital cinema and any Person that is a direct or indirect parent thereof and has no independent operations.

        "Deemed Capitalized Leases" means obligations of the Company or any Subsidiary of the Company that are classified as "capital lease obligations" under GAAP due to the application of Emerging Issues Task Force Regulation 97-10 or any subsequent pronouncement having similar effect and, except for such regulation or pronouncement, such obligation would not constitute Capital Lease Obligations.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Digital Projector Financing" means any financing arrangement in respect of digital projector equipment for use in the ordinary course of business in theatres owned, leased or operated by the Company and its Subsidiaries.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means a public or private sale for cash by the Company or of a direct or indirect parent of the Company (the proceeds of which have been contributed to the Company) of common stock or Preferred Stock (other than Redeemable Capital Stock), or options, warrants or rights with respect to such Person's common stock or Preferred Stock (other than Redeemable Capital Stock), other than public offerings with respect to such Person's common stock, Preferred Stock (other than Redeemable Capital Stock), or options, warrants or rights, registered on Form S-4 or S-8.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "GAAP" means generally accepted accounting principles in the United States as in effect on the Issue Date, consistently applied.

        "Government Securities" means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Guarantee" means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Guarantor" means each Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Subsidiary shall cease to be a Guarantor.

        "Guarantor Subordinated Obligation" means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Guarantor under its Guarantee pursuant to a written agreement.

        "Hedging Obligation" of any Person means any Currency Hedging Obligation entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations and any obligations of such Person pursuant to any Permitted Interest Rate Protection Agreement.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided, further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided, further, however, that solely for purposes of determining compliance with

"Certain Covenants—Limitation on Consolidated Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at stated maturity.

        "Indebtedness" means, with respect to any Person, without duplication:

          (1)   all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding (x) any trade payables and other accrued current liabilities Incurred in the ordinary course of business and (y) Deemed Capitalized Leases, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

          (2)   all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

          (3)   all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

          (4)   all indebtedness referred to in clauses (1) through (3) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

          (5)   all Guaranteed Indebtedness of such Person;

          (6)   all obligations under Interest Rate Protection Agreements of such Person;

          (7)   all Currency Hedging Obligations of such Person;

          (8)   all Capital Lease Obligations of such Person; and

          (9)   any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (8) above.

        "Interest Rate Protection Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Issue Date" means the date on which the notes are initially issued.

        "Lien" means any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to Indebtedness of such Person. The right of a distributor to the return of its film held by a Person under a film licensing agreement is not a Lien as used herein. Reservation of title under an operating lease by the lessor and the interest of the lessee therein are not Liens as used herein.

        "Maturity" means, with respect to any note, the date on which the principal of such note becomes due and payable as provided in such note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Moody's" means Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

        "NCM" means National CineMedia, Inc., or its subsidiary National CineMedia, LLC, and any successor entities thereto, respectively.

        "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, any gain or loss (net of related costs, fees, expenses and with any related provision for taxes on such gain or loss) realized in connection with: (a) any asset sale or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries.

        "Net Senior Secured Indebtedness" of any Person means, as of any date of determination, (a) the aggregate amount of Senior Indebtedness secured by a Lien (other than Capital Lease Obligations) of the Company and its Subsidiaries as of such date, less (b) cash and Cash Equivalents of the Company and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.

        "Non-Recourse Indebtedness" means Indebtedness as to which: (1) none of the Company or any of its Subsidiaries: (a) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or (b) is directly or indirectly liable.

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

        "Officer" means the Chief Executive Officer, any Executive Vice President, any Senior Vice President and the Chief Financial Officer of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion of counsel to the Company or any other Person reasonably satisfactory to the Trustee.

        "Permitted Holder" means Anschutz Company and any of its Affiliates.

        "Permitted Indebtedness" means the following:

          (1)   Indebtedness of the Company in respect of the notes issued on the Issue Date;

          (2)   Indebtedness of the Company or any Subsidiary under Credit Facilities together with the guarantees thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount at any one time outstanding not to exceed $1,850.0 million;

          (3)   Indebtedness of the Company and its Subsidiaries under the Existing Notes;

          (4)   Indebtedness of the Company or any of its Subsidiaries outstanding on the Issue Date (other than the Existing Notes or Indebtedness outstanding under any Credit Facility);

          (5)   Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (6)   Indebtedness of the Company or any of its Subsidiaries to any one or the other of them;

          (7)   Indebtedness Incurred to renew, extend, refinance or refund (each, a "refinancing") the Existing Notes or any other Indebtedness outstanding on the Issue Date, including the notes, in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

          (8)   Indebtedness of any Subsidiary Incurred in connection with the Guarantee of any Indebtedness of the Company or the Guarantors in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

          (9)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (10) Capital Lease Obligations of the Company or any of its Subsidiaries;

          (11) Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (12) Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (13) Acquired Indebtedness; provided that such Indebtedness, if Incurred by the Company, would be in compliance with the covenant described under "—Certain Covenants—Limitation on Consolidated Indebtedness;"

          (14) Indebtedness of the Company or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the notes;

          (15) Construction Indebtedness in an aggregate principal amount that does not exceed $100.0 million at any time outstanding;

          (16) Indebtedness of the Company or a Subsidiary not otherwise permitted to be Incurred pursuant to clauses (1) through (15) above which, together with any other Indebtedness Incurred pursuant to this clause (16), has an aggregate principal amount that does not exceed $500.0 million at any time outstanding; and

          (17) Indebtedness incurred by the Company or any of its Subsidiaries with respect to Digital Projector Financing in an aggregate principal amount incurred not to exceed $200.0 million.

        "Permitted Interest Rate Protection Agreements" means, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Permitted Liens" means, with respect to any Person:

          (1)   Liens on the property and assets of the Company or any Guarantor securing Indebtedness and any Guarantees permitted to be Incurred under the Indenture (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount not to exceed the greater of (a) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Senior Secured Leverage Ratio of the Company to exceed 2.75 to 1.00 and (b) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to clause (2) of the definition of Permitted Indebtedness; provided that in each case the Company may elect pursuant to an Officers' Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this clause (1), to be an Incurrence at such subsequent time;

          (2)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (3)   Liens imposed by law, including carriers', warehousemen's and mechanics' Liens and other similar Liens, on the property of the Company or any Subsidiary, in each case arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due, or are being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

          (4)   Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

          (5)   Liens on the Capital Stock of Unrestricted Subsidiaries;

          (6)   Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

          (7)   encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (8)   Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

          (9)   leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company and any of its Subsidiaries taken as a whole;

          (10) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (11) Liens for the purpose of securing the payment of all or a part of the purchase price of purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business provided that: (a) the aggregate principal amount of Indebtedness (excluding Acquired Indebtedness) secured by such Liens does not exceed the cost of the assets or property so acquired or constructed and such Indebtedness (excluding Acquired Indebtedness) does not exceed $100.0 million in the aggregate at any one time outstanding and does not exceed the cost of assets or property so acquired or constructed (provided, however, that Deemed Capitalized Leases shall not be subject to this clause (11)(a)); and (b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

          (12) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

          (13) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;

          (14) Liens existing on the Issue Date (excluding Liens relating to obligations under the Credit Facilities and Liens of the kind referred to in clause (11) above);

          (15) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Subsidiary;

          (16) Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Subsidiary;

          (17) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or another Subsidiary;

          (18) Liens securing the notes and any Subsidiary Guarantees;

          (19) Liens securing Indebtedness Incurred to refinance Indebtedness that was previously so secured (other than Liens Incurred pursuant to clauses (1), (22) or (23)), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

          (20) any interest or title of a lessor under any Capital Lease Obligation or operating lease;

          (21) Liens securing Construction Indebtedness not to exceed $100.0 million;

          (22) Liens securing letters of credit in an amount not to exceed $30.0 million in the aggregate at any one time; and

          (23) other Liens securing Indebtedness in an amount not to exceed $50.0 million in the aggregate at any one time.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Rating Agencies" means Moody's and S&P or if Moody's or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company that shall be substituted for Moody's or S&P or both, as the case may be.

        "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the notes or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Restricted Payments" has the meaning set forth in the "Limitation on Restricted Payments" covenant.

        "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "SEC" means the Securities and Exchange Commission.

        "Senior Indebtedness" means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, all amounts payable by the Company and its Subsidiaries under or in respect of Indebtedness of the Company and its Subsidiaries, including the notes and premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any of its Subsidiaries at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

          (1)   any obligation of the Company to any Subsidiary or any obligation of a Subsidiary to the Company or another Subsidiary;

          (2)   any liability for Federal, state, foreign, local or other taxes owed or owing by the Company or any of its Subsidiaries;

          (3)   any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

          (4)   any Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries that is expressly subordinate or junior in right of payment to the notes or any Subsidiary Guarantee; or

          (5)   any Capital Stock.

        "Senior Secured Leverage Ratio" of any Person means, for any period, the ratio of (a) Net Senior Secured Indebtedness of such Person and its Subsidiaries as of the date of determination to (b) Consolidated EBITDA of such Person for the four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred; provided, however, that if the Company or any Subsidiary: (a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Senior Secured Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be: (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation); and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or (b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Senior Secured Leverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity," when used with respect to any note or any installment of interest thereof, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

        "Stockholders Agreement" means Amended and Restated Stockholders Agreement, dated May 14, 2002, between the Company and Anschutz Company.

        "Subordinated Obligation" means any Indebtedness of the Company that is subordinate or junior in right of payment to the notes pursuant to a written agreement.

        "Subsidiary" of any person means:

          (1)   any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

          (2)   any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of "Unrestricted Subsidiary" unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Subsidiary Guarantee" means, individually, any Guarantee of payment of the notes pursuant to the Indenture by a Guarantor and any supplemental indenture applicable thereto, and, collectively, all such Guarantees. Any such Subsidiary Guarantee will be in the form prescribed in the Indenture.

        "Surviving Entity" has the meaning set forth under "Merger and Sale of Substantially All Assets."

        "Theatre Completion" means any motion picture theatre or screen which was first opened for business by the Company or a Subsidiary, including through mergers, acquisitions or consolidations, during any applicable period.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of the most recently issued United States Treasury securities with a constant maturity (as complied and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to                , 2017; provided, however, that if the period from the redemption date to                , 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means a Subsidiary of the Company designated in writing to the Trustee:

          (1)   whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness; and

          (2)   that has no Indebtedness other than Non-Recourse Indebtedness; and

          (3)   that has no Subsidiaries other than Unrestricted Subsidiaries.

        Notwithstanding the foregoing, DCIP shall be an Unrestricted Subsidiary to the extent we acquire additional Equity Interests in DCIP pursuant to a merger or acquisition such that DCIP becomes a Subsidiary of the Company.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Weighted Average Life" means, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

  Events of Default

        The following will be "Events of Default" under the Indenture:

          (1)   default in the payment of any interest on any note when it becomes due and payable and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of or premium, if any, on any note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (3)   failure to comply with the covenant described under "Merger and Sale of Substantially All Assets;"

          (4)   default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (5)   (a) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Significant Subsidiary, aggregating $25.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (b) Indebtedness of the Company or any Significant Subsidiary, aggregating $25.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid, or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

          (6)   any holder of any Indebtedness in excess of $25.0 million in the aggregate of the Company or any Significant Subsidiary shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Significant Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Company or any Significant Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or any Significant Subsidiary or in accordance with applicable law;

          (7)   one or more final judgments or orders shall be rendered against the Company or any Significant Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $25.0 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

          (8)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; and

          (9)   except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

        If an Event of Default (other than an Event of Default specified in clause (8) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all notes due and payable. If an Event of Default specified in clause (8) above occurs and is continuing, then the principal, premium, if any, and accrued and unpaid interest, if any, of all the notes shall become due and payable without any declaration or other act on the part of the Trustee or any holder of notes. After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

          (1)   the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

            (A)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

            (B)  all overdue interest on all notes;

            (C)  the principal of and premium, if any, on any notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

            (D)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

          (2)   all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in paragraph (5) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (1) is Indebtedness in the form of a Capital Lease Obligation or an operating lease entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (2) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (3) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

        The Indenture contains a provision entitling the Trustee to be indemnified by the holders of notes before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Trust Indenture Act contains limitations on the rights of the Trustee, should it be a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default, petition the SEC to continue or resign.

        The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

  Defeasance and Covenant Defeasance of the Indenture

        The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all outstanding notes and all obligations of any Guarantors discharged with respect to any Subsidiary Guarantee ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and to have satisfied its other obligations under the Indenture, except for the following that shall survive until otherwise terminated or discharged:

          (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due;

          (2)   the Company's obligations with respect to the notes relating to the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture;

          (3)   its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

          (4)   the defeasance provisions of the Indenture.

        In addition the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantors released with respect to certain restrictive covenants under the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest on the outstanding notes on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

          (2)   in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of this prospectus, there has been a change in the applicable United States federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

          (5)   the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

  Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all such notes that have been authenticated, except notes that have been lost, destroyed or wrongfully taken and that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

            (b)   all notes that have not been delivered to the Trustee for cancellation have become due and payable, whether at Maturity or upon redemption or will become due and payable within one year or are to be called for redemption within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of Maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

          (3)   the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture and the notes; and

          (4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes issued thereunder at Maturity or at the redemption date, as the case may be.

        In addition, the Company must deliver, at the Company's cost and expense, an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied.

  Modification and Waiver

        Modifications and amendments of the Indenture may be entered into by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

          (1)   change the Stated Maturity of the principal of, or any installment of interest on, any note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

          (2)   reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price;

          (3)   reduce the percentage in principal amount of outstanding notes, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults; or

          (4)   modify any of the provisions relating to supplemental indentures requiring the consent of holders of the notes, relating to the rights of holders to receive payment of principal and interest on the notes, or to bring suit for the enforcement of such payment, on or after the respective due dates set forth in the notes, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes the consent of whose holders is required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby.

        The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

        Without the consent of any holder of the notes, the Company and the Trustee may amend the Indenture to: cure any ambiguity, omission, defect or inconsistency; provide for the assumption by a successor Person of the obligations of the Company under the Indenture; provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code); add Guarantees with respect to the notes; secure the notes; add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company; make any change that does not adversely affect the rights of any holder of the notes; or comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

  Concerning the Trustee

        Wilmington Trust, National Association will be the Trustee under the Indenture.

  Governing Law

        The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

  Additional Information

        Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Regal Entertainment Group, Attention: Chief Financial Officer, 7132 Regal Lane, Knoxville TN 37918, (865) 922-1123.

  Book-Entry System

        The notes will initially be issued in the form of global notes held in book-entry form. The notes will be deposited with the Trustee as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the notes for all purposes under the Indenture. Except as set forth below, a global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC.

        Upon the issuance of a global note, DTC or its nominee will credit, on its internal system, the accounts of Persons holding through it with the respective principal amounts of the individual beneficial interest represented by such global note purchased by such Persons in this offering.

        Such accounts shall initially be designated by the underwriters with respect to notes placed by the underwriters for the Company. Ownership of beneficial interests in a global note will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Ownership of beneficial interests by participants in a global note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for such global note.

        Ownership of beneficial interests in such global note by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global note.

        Payment of principal, premium, if any, and interest on notes represented by any such global note will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company or the underwriters will have any responsibility or liability for any aspect of DTC's reports relating to or payments made on account of beneficial ownership interests in a global note representing any notes or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

        The Company expects that upon receipt of any payment of principal of, premium, if any, or interest on any global note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global note, as shown on the records of DTC. The Company expects that payments by participants to owners of beneficial interests in a global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        So long as DTC or its nominee is the registered owner or holder of such global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the Indenture and the notes. Beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a global note will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such global note for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a global note desires to give or take any action that a holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The Company understands that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, any agent of the Company or the underwriters will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  Certificated Notes

        Notes represented by a global note are exchangeable for certificated notes only if (i) DTC notifies the Company that DTC is unwilling or unable to continue as a depository for such global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days, (ii) the Company executes and delivers to the Trustee a notice that such global note shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes represented by such global note and the Trustee or any holder has so requested. Any global note that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as DTC or its nominee holding such global note may direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of like denomination to be registered in the name of DTC or its nominee. In the event that a global note becomes exchangeable for certificated notes, (i) certificated notes will be issued only in fully registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, (ii) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable; at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain material United States federal income tax considerations of the purchase, ownership and disposition of the notes. The following discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, Internal Revenue Service, or IRS, rulings and pronouncements, and judicial decisions in effect as of the date of this prospectus supplement, any of which may be subsequently changed, possibly retroactively, or interpreted differently by the IRS, so as to result in United States federal income tax consequences different from those discussed below. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as banks or other financial institutions, insurance companies, dealers in securities or currencies, partnerships or other pass-through entities (or investors in such entities), tax-exempt organizations, persons holding the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for tax purposes, regulated investment companies, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for their securities, former citizens or residents of the United States, and U.S. Holders, as defined below, with a functional currency other than the U.S. dollar. In addition, this summary deals only with a note held as a "capital asset" within the meaning of Section 1221 of the Code by a beneficial owner who purchases the note on original issuance at the first price at which a substantial amount of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the "issue price." Moreover, the effect of any alternative minimum tax, applicable state, local or foreign tax laws, or of United States federal tax law other than income taxation, is not discussed.

        As used herein, "U.S. Holder" means a beneficial owner of notes who, or that, is:

  (1)
  an individual who is a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  (2)
  a corporation (or other entity treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  (3)
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  (4)
  a trust if (i) (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

        As used herein, a "non-U.S. Holder" means a beneficial owner of notes, other than a partnership (or other entity treated as a partnership for United States federal income tax purposes), who or that is not a U.S. Holder.

        If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds the notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership, and partners in such partnership, are urged to consult their tax advisors about the United States federal income tax consequences of purchasing, owning and disposing of the notes.

        We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

        PERSONS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR INDEPENDENT TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING FEDERAL, STATE AND FOREIGN GIFT AND ESTATE TAX LAWS.

U.S. Holders

  Interest and Original Issue Discount

        U.S. Holders generally will be required to include payments of stated interest in income as they are received or accrued, in accordance such holders' regular method of accounting for U.S. federal income tax purposes.

        The notes may be issued with original issue discount, or OID. As a general matter, the amount of OID with which the notes are issued generally will be an amount equal to the excess of the "stated redemption price at maturity" of the initial notes over their "issue price," if such excess is equal to or greater than a statutory de minimis amount (one-fourth of one percent of the stated redemption price at maturity of the notes times the number of complete years from issuance to maturity). If a note is issued with an amount of discount that is less than the statutory de minimis amount, then the amount of discount will be reportable as capital gain if and when it is received or the note is sold. If the issue price of a note is equal to or greater than its stated redemption price at maturity, the note will not be treated as having been issued with OID. For purposes of the foregoing, the general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of "qualified stated interest" (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate). Stated interest payments on the notes should constitute "qualified stated interest," and thus, the stated redemption price at maturity of the notes should equal their stated principal amount. You should be aware that a U.S. Holder generally must include any OID in gross income in advance of the receipt of cash attributable to that income.

        If the notes are issued with OID, the amount of OID includible in income for a taxable year by a U.S. Holder will generally equal the sum of the "daily portions" of the total OID on the note for each day during the taxable year (or portion of the taxable year) on which such holder held the note. Generally, the daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period will generally be (1) the product of the "adjusted issue price" of a note at the beginning of such accrual period and its "yield to maturity," less (2) the sum of all stated interest payments allocable to the accrual period. The "adjusted issue price" of a note at the beginning of an accrual period will equal the issue price plus the amount of any OID previously includible in the gross income of the U.S. Holder, less any payments previously made on such note other than payments of stated interest. The "yield to maturity" of a note will be computed on the basis of a constant annual interest rate and compounded at the end of each accrual period. An accrual period may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period.

        In certain circumstances (see "Description of the Notes—Optional Redemption," and "Description of the Notes—Change of Control"), we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount or timing of OID that a U.S. Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made or if the amount of any such payments is considered incidental. We believe that the likelihood that we will be obligated to make any such payments is remote and that any such payments will be incidental. Therefore, we do not intend to treat the potential payment of these amounts as part of the yield to maturity of the notes and this discussion assumes as much. Our determination that these contingencies are remote and that any such payments will be incidental is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS and, if the IRS were to challenge this determination, a U.S. Holder might be required to include in its gross income an amount of OID in excess of that described above, and might be required to treat income realized on the taxable disposition of a note before the resolution of the contingencies as ordinary income rather than capital gain. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder. If any such amounts are in fact paid, U.S. Holders will be required to recognize such amounts as income.

        A U.S. Holder generally may, upon election, include in income all interest (including stated interest, OID and de minimis OID) that accrues on a note by using the constant yield method applicable to OID, subject to certain limitations and exceptions. Because this election will affect how the U.S. Holder treats debt instruments other than the notes and is irrevocable without the consent of the IRS, it should be made only in consultation with a tax advisor.

  Sale, Retirement, Redemption or Other Taxable Disposition of a Note

        A U.S. Holder of a note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such note in an amount equal to the difference between:

  (1)
  the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest, which will be subject to tax as ordinary income to the extent not previously included in income); and

  (2)
  the U.S. Holder's adjusted tax basis in such note. A U.S. Holder's adjusted tax basis in a note generally will be the price paid for the note by the U.S. Holder, (i) increased by any accrued OID, and (ii) decreased by the amount of any payments, other than stated interest payments, received.

        Any gain or loss recognized on a taxable disposition of such note will generally be capital gain or loss. Such capital gain or loss will generally be long-term capital gain or loss if the note has been held by the U.S. Holder for more than one year. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. Holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 20% (and, as discussed below, may also be subject to a federal Medicare tax on unearned income at a rate of 3.8%). The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

        For purposes of the discussion below, interest (including OID, if any) and any gain on the sale, exchange or retirement (including a redemption) of a note will be considered to be "U.S. trade or business income" if such income or gain is (1) effectively connected with the non-U.S. Holder's conduct of a U.S. trade or business and (2) if required by an applicable tax treaty for which the non-U.S. holder is eligible for the benefits, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States.

  Interest and Original Issue Discount

        Subject to the discussion below under the heading "Information Reporting and Backup Withholding," generally, interest (including OID, if any) paid on a note will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Generally, interest (including OID, if any) on the notes will qualify as portfolio interest and will be eligible for the portfolio interest exemption if the non-U.S. Holder (1) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, (2) is not a "controlled foreign corporation" with respect to which we are a "related person," as such terms are defined in the Code, and (3) provides the required certifications, under penalties of perjury, that the beneficial owner of the notes is not a U.S. person on a properly completed IRS Form W-8BEN executed prior to the payment.

        The gross amounts of interest (including OID, if any) that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a tax treaty for which the non-U.S. Holder is eligible for the benefits applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax at a 30% rate or, if applicable, a lower tax treaty rate. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a tax treaty, a non-U.S. Holder must generally provide a properly completed and executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a tax treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest (including OID, if any). These forms may be required to be periodically updated. A non-U.S. Holder claiming the benefits of a tax treaty is generally required to provide a U.S. taxpayer identification number on the IRS Form W-8BEN. If, however, the notes are treated as being traded on an established financial market, a non-U.S. Holder who is claiming the benefits of a tax treaty will not be required to obtain and to provide a U.S. taxpayer identification number on the IRS Form W-8BEN.

        Special procedures relating to U.S. withholding taxes are provided under applicable Treasury Regulations for payments through qualified intermediaries or certain financial institutions that hold customers' securities in the ordinary course of their trade or business.

  Sale, Retirement, Redemption or Other Taxable Disposition of a Note

        A non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale, retirement, redemption or other taxable disposition of a note unless:

  (1)
  the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

  (2)
  the gain is "U.S. trade or business income."

        A non-U.S. Holder described in clause (2) above will generally be subject to tax in the same manner as a U.S. Holder with respect to gain realized on the sale, retirement, redemption or other taxable disposition of a note. In certain circumstances, a non-U.S. Holder which is a corporation will be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate, on such income. If a non-U.S. holder is an individual described in the clause (1) above, such holder will be subject to a flat 30% tax on the gain derived from the sale, retirement, redemption or other taxable disposition of a note, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States. Amounts attributable to accrued but unpaid stated interest will be subject to the rules applicable to stated interest, as described in "—Non-U.S. Holders—Interest and Original Issue Discount."

Information Reporting and Backup Withholding

        Certain non-corporate U.S. Holders may be subject to information reporting requirements on payments of principal and interest (including the accrual of OID, if any) on a note and payments of the proceeds of the sale of a note, and backup withholding tax at the applicable rate (currently 28%) may apply to such payments if the U.S. Holder:

  (1)
  fails to furnish an accurate taxpayer identification number, or TIN, or certification of exempt status to the payor in the manner required;

  (2)
  is notified by the IRS that it has failed to properly report payments of interest or dividends; or

  (3)
  under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding.

        A non-U.S. Holder is generally not subject to backup withholding on payments of interest (including OID, if any) if it certifies as to its status as a non-U.S. Holder under penalties of perjury in the manner described in "—Non-U.S. Holders—Interest and Original Issue Discount" above or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that the non-U.S. Holder is a United States person or that the conditions of any other exemptions are not, in fact, satisfied. However, information reporting requirements will apply to payments of interest (including the accrual of OID, if any) to non-U.S. Holders. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

        The payment of the proceeds from the disposition of notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury in the manner described in "—Non-U.S. Holders—Interest and Original Issue Discount" above or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the non-U.S. Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the proceeds from the disposition of a note to or through a non-United States office of a non-United States broker that is not a "United States related person," generally will not be subject to information reporting or backup withholding. For this purpose, a "United States related person" is:

  (1)
  a controlled foreign corporation for United States federal income tax purposes;

  (2)
  a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business; or

  (3)
  a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which more than 50% of its income or capital interests are held by United States persons.

        In the case of the payment of proceeds from the disposition of notes to or through a non-United States office of a broker that is either a United States person or a United States related person, the payment may be subject to information reporting unless the broker has documentary evidence in its files that the owner is a non-U.S. Holder and the broker has no knowledge or reason to know to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a United States person or a United States related person (absent actual knowledge that the payee is a United States person).

        Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against such holder's United States federal income tax liability, provided that the requisite procedures are followed in a timely manner.

        Holders of notes are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Medicare Tax on Unearned Income

        Legislation effective for taxable years beginning after December 31, 2012 requires certain U.S. Holders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and gains from the sale or other disposition of notes. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated February 25, 2014, we have agreed to sell to the underwriters, for whom Credit Suisse Securities (USA), Barclays, Merrill Lynch, Pierce, Fenner & Smith, Deutsche Bank Securities and Wells Fargo Securities, LLC are acting as representatives, and they have severally agreed to purchase, the following respective principal amounts of the notes.

Underwriters	Principal Amount
Credit Suisse Securities (USA) LLC	$
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Wells Fargo Securities, LLC

Total	$

        The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults on its purchase commitments, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        After the initial public offering, the representatives may change the public offering price and concession and discount to the broker/dealers.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any United States dollar-denominated debt securities issued or guaranteed by us and having a maturity of more than one year from the date of issue, or publicly disclose our intention to make any offer, sale, pledge disposition or filing, without, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement. We have agreed to indemnify the underwriters against certain liabilities or to contribute to payments which they may be required to make in that respect.

        There is no established trading market for the notes. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable law. They are not obligated, however, to make a market in the notes and any market-making may be discontinued at any time at their sole discretion. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes.

        We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $15,000.

        In connection with the offering, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

  •
  Over-allotment involves sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. These transactions, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

        The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have performed investment banking, financial advisory and/or lending services for us and our affiliates from time to time, for which they have received customary compensation, and may do so in the future. In particular, Credit Suisse AG, Cayman Islands Branch, an affiliate of Credit Suisse Securities (USA) LLC, is the administrative agent under Regal Cinemas' senior credit facility. In addition, affiliates of each of Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are lenders under Regal Cinemas' senior credit facility. Credit Suisse Securities (USA) LLC and/or one or more of its affiliates and Wells Fargo Securities, LLC and/or one or more of its affiliates are also counterparties to interest rate swap agreements with Regal Cinemas. Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC are also acting as co-dealer managers in connection with the Tender Offer. Some of the underwriters and their affiliates may hold or be lenders under indebtedness that we may redeem, repurchase or repay with the net proceeds of this offering, and therefore such affiliates would receive their pro rata share of any net proceeds from this offering that we use to redeem, repurchase or repay any such indebtedness under which they are lenders or holders. In particular, Barclays Capital Inc., Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or certain of their affiliates, are holders of our 9 1/8% senior notes due 2018 and as a result may receive a portion of the proceeds from this offering. One or more additional underwriters may serve as co-managers of or otherwise act as underwriters in this offering. Affiliates of those underwriters also may be holders or lenders under other indebtedness that we may redeem, repurchase or repay with the net proceeds of this offering, and therefore such affiliates would receive their pro rata share of any net proceeds from this offering that we use to redeem, repurchase or repay any such indebtedness under which they are lenders or holders.

        In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        It is expected that delivery of the notes will be made against payment therefor on or about March     , 2014, which will be the                  business day following the date of pricing of the notes (such settlement code being herein referred to as "T +     "). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next seven succeeding business days will be required, by virtue of the fact that the notes initially will settle T +     , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next seven succeeding business days should consult their own advisor.

 LEGAL MATTERS

        Certain legal matters regarding the notes will be passed upon for us by Hogan Lovells US LLP, Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements of Regal Entertainment Group and subsidiaries as of December 26, 2013 and December 27, 2012, and for each of the years in the three-year period ended December 26, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC's public reference room:

Public Reference Room
100 F Street NE
Washington, D.C. 20549

        For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our filings are also available to the public through the website maintained by the SEC at www.sec.gov or from commercial document retrieval services. Our filings are also available on our website at www.regmovies.com. In addition, our Class A common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You are encouraged to read the materials that we file with the SEC, which disclose important information about us. This information includes any filing we have made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate information into this prospectus supplement "by reference," which means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement. These documents contain important information about Regal and its financial condition, business and results.

        We are incorporating by reference Regal's filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus supplement and prior to the termination of this offering, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

  •
  Annual Report on Form 10-K for the fiscal year ended December 26, 2013; and

  •
  Current Reports on Form 8-K filed with the SEC on January 2, 2014, January 10, 2014, February 7, 2014 and February 13, 2014 (specifically excluding the information in any such Form 8-K furnished under Item 2.02 and the exhibits furnished thereto).

        We will provide, without charge, to each person to whom a copy of this prospectus supplement has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus supplement, if such person makes a written or oral request directed to:

Regal Entertainment Group
7132 Regal Lane
Knoxville, Tennessee 37918
Attention: Office of the Secretary
Telephone: (865) 922-1123

PROSPECTUS

Regal Entertainment Group

Debt Securities
Class A Common Stock
Preferred Stock
Guarantees
Warrants
Depositary Shares
Purchase Contracts
Units

Regal Cinemas Corporation

Debt Securities

        Regal Entertainment Group may, from time to time, offer to sell debt securities, Class A common stock, which we also refer to as "common stock," preferred stock, warrants, depositary shares, purchase contracts or units, and Regal Cinemas Corporation may, from time to time, offer to sell debt securities, which Regal Entertainment Group may guarantee. In addition, selling securityholders to be named in a prospectus supplement may offer to sell, from time to time, Regal Entertainment Group's debt securities, Class A common stock, preferred stock, warrants, depositary shares, purchase contracts or units, Regal Cinemas Corporation's debt securities and Regal Entertainment Group's guarantees thereof.

        Each time Regal Entertainment Group, Regal Cinemas Corporation or selling securityholders sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

        Regal Entertainment Group's principal executive offices are located at 7132 Regal Lane, Knoxville, Tennessee 37918 and our telephone number is (865) 922-1123. Regal Entertainment Group's Class A common stock is listed on the New York Stock Exchange under the symbol "RGC."

        Investing in our securities involves risk. See "Risk Factors" on page 6 of this prospectus, in the documents incorporated in this prospectus by reference and in any applicable prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 27, 2012

        We are responsible for the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related free writing prospectus we prepare or authorize. We have not authorized any other person to provide you with different information with respect to this offering. This document may only be used where it is legal to sell these securities. You should only assume that the information in this prospectus or in any prospectus supplement is accurate as of the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"). By using an automatic shelf registration statement, we and selling securityholders may, at any time and from time to time, sell securities under this prospectus in one or more offerings in an unlimited amount. As allowed by SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        This prospectus provides you with a general description of the securities we or selling securityholders may offer. Each time we or selling securityholders use this prospectus to offer securities, we or such selling securityholders will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

        To understand the terms of our securities, you should carefully read this document and the applicable prospectus supplement. Together they give the specific terms of the securities we are offering. You should also read the documents we have referred you to under "Where You Can Find More Information" below for information about us and our financial statements. You can read the registration statement and exhibits on the SEC's website or at the SEC as described under "Where You Can Find More Information."

        Regal Entertainment Group is the parent company of Regal Entertainment Holdings, Inc. ("REH"), which is the parent company of Regal Cinemas Corporation, or Regal Cinemas, and its subsidiaries. Regal Cinemas' subsidiaries include Regal Cinemas, Inc. ("RCI") and its subsidiaries, which include Edwards Theatres, Inc. ("Edwards"), Hoyts Cinemas Corporation ("Hoyts") and United Artists Theatre Company ("United Artists"). Unless otherwise indicated or unless the context requires otherwise, as used in this prospectus and in any accompanying prospectus supplement, references to "we," "us," "our," "the Company," "Regal" and other similar references are to Regal Entertainment Group and all of its subsidiaries on a consolidated basis, and references to REH, Regal Cinemas, RCI, Edwards, Hoyts and United Artists shall be deemed to include the respective subsidiaries of such entities when used in discussions included herein regarding the current operations or assets of such entities. This prospectus includes our trademarks and other tradenames identified herein. All other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

ii

ABOUT REGAL ENTERTAINMENT GROUP

        Regal Entertainment Group operates the largest and most geographically diverse theatre circuit in the United States. The Company's theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,558 screens in 520 theatres in 37 states and the District of Columbia as of May 24, 2012, with over 211 million attendees for the fiscal year ended December 29, 2011. Our geographically diverse circuit includes theatres in 43 of the top 50 U.S. designated market areas.

        We are a Delaware corporation with principal executive offices at 7132 Regal Lane, Knoxville, Tennessee 37918. Our telephone number is (865) 922-1123 and our Internet website is www.regmovies.com. Except for the documents incorporated by reference in this prospectus as described under the "Incorporation by Reference" heading, the information and other content contained on our website are not incorporated by reference in this prospectus, and you should not consider them to be a part of this prospectus.

ABOUT REGAL CINEMAS CORPORATION

        Regal Cinemas is an intermediate holding company and is a wholly owned subsidiary of REH, which is a wholly owned subsidiary of Regal Entertainment Group. Regal Cinemas' wholly owned direct and indirect subsidiaries, which include RCI, Edwards, Hoyts and United Artists, hold substantially all of Regal Entertainment Group's theatre assets. Only one theatre containing 14 screens is held outside of Regal Cinemas and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC's public reference room:

Public Reference Room
100 F Street NE
Washington, D.C. 20549

        For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our filings are also available to the public through the website maintained by the SEC at www.sec.gov or from commercial document retrieval services. Our filings are also available on our website at www.regmovies.com. In addition, our Class A common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You are encouraged to read the materials that we file with the SEC, which disclose important information about us. This information includes any filing we have made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate information into this prospectus "by reference," which means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about Regal and its financial condition, business and results.

        We are incorporating by reference Regal's filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus and prior to the termination of any offering, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto, unless specifically noted below or in a prospectus supplement:

  •
  Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 29, 2011;

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2012;

  •
  Current Reports on Form 8-K filed with the SEC on January 13, 2012, February 13, 2012, May 1, 2012, May 10, 2012 and June 27, 2012 (specifically excluding the information in any such Form 8-K furnished under Item 2.02 and the exhibits furnished thereto); and

  •
  the description of our Class A common stock contained in our Registration Statement on Form 8-A (Registration Statement No. 333-84096) filed with the SEC on May 6, 2002 under the Exchange Act, together with any amendment or report filed with the SEC for the purpose of updating such description.

        We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to:

Regal Entertainment Group
7132 Regal Lane
Knoxville, Tennessee 37918
Attention: Office of the Secretary
Telephone: (865) 922-1123

        WE ARE RESPONSIBLE FOR THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS WE PREPARE OR AUTHORIZE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS DATED JUNE 27, 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS WE STATE OTHERWISE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions. All statements other than statements of historical facts included, or incorporated by reference, in this prospectus, including, without limitation, certain statements regarding our financial position, future plans, strategies and expectations on revenue growth, expansion opportunities, strategic acquisitions, operating costs and expenses, and industry trends, may constitute forward-looking statements. In some cases you can identify these forward-looking statements by words like "may," "will," "should," "expects," "plans," "anticipates," "intends," "foresees," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those words and other comparable words.

        These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those indicated in these statements as a result of certain risk factors as more fully discussed in the section entitled "Risk Factors" below. Specific factors that might cause actual results to differ from our expectations include, but are not limited to:

  •
  our substantial lease and debt obligations;

  •
  any increase in the use of alternative film delivery methods that may drive down movie theatre attendance and reduce ticket prices;

  •
  our dependence on motion picture production and performance and our relationships with film distributors;

  •
  the competitive environment in which we operate our theatres;

  •
  our strategic acquisition strategy and partnerships not providing anticipated or desired benefits;

  •
  a prolonged economic downturn that could materially affect our business by reducing consumer spending on movie attendance or could have an impact on our business and financial condition in ways that we currently cannot predict;

  •
  our dependence on senior management;

  •
  our control by Anschutz Company;

  •
  any substantial sales of our Class A common stock that could cause the market price for our Class A common stock to decline;

  •
  the anti-takeover protections in our amended and restated certificate of incorporation and our amended and restated bylaws, which may discourage or prevent a takeover of the Company, even if an acquisition would be beneficial to our stockholders;

  •
  issuances of shares of preferred stock that could delay or prevent a change of control of the Company, dilute the voting power of our common stockholders and adversely affect the market value of our common stock;

  •
  our dependence as a holding company on our subsidiaries for our ability to service our debt and pay our dividends; and

  •
  other factors discussed under the section entitled "Risk Factors" or elsewhere in this prospectus or any prospectus supplement, including in the filings with the SEC that are incorporated by reference in this prospectus.

        The forward-looking statements included or incorporated herein are made only as of the date of this prospectus, any prospectus supplement or as of the date of the documents incorporated by reference. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we do not guarantee future results and undertake no obligation to update the forward-looking statements whether as a result of new information, future developments or otherwise, unless we have obligations under the federal securities laws to update and disclose material developments to previously disclosed information.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

(unaudited) (in millions, except ratios)	Year Ended 12/27/2007		Year Ended 1/1/2009		Year Ended 12/31/2009		Year Ended 12/30/2010		Year Ended 12/29/2011		Fiscal Quarter Ended 3/29/2012
Pretax Income	$601.5		$186.4		$157.2		$126.0		$57.8		$71.5
Fixed Charges:
Interest Expense, net of capitalized interest	130.6		127.7		143.9		144.1		147.7		35.6
Interest Capitalized	1.2		0.7		0.3		—		0.1		—
Amortization of Debt Costs	6.1		7.0		8.9		6.9		4.0		0.9
One-third of Rent Expense	112.0		121.1		126.3		127.4		127.2		31.4
Total Fixed Charges	249.9		256.5		279.4		278.4		279.0		67.9
Earnings	851.4		442.9		436.6		404.4		336.8		139.4
Ratio of Earnings to Fixed Charges	3.4	x	1.7	x	1.6	x	1.5	x	1.2	x	2.1	x
Rent Expense	$335.9		$363.3		$378.8		$382.3		$381.5		$94.1

        Because we had no preferred stock outstanding during any of the periods presented, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for each of the periods presented and is not disclosed separately.

RISK FACTORS

        Investing in our securities involves a high degree of risk. You should carefully consider the risks described under "Risk Factors" in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of Part II of each subsequently filed Quarterly Report on Form 10-Q and in the other documents incorporated by reference into this prospectus, as well as the other information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement before making a decision to invest in our securities. See "Where You Can Find More Information" and "Incorporation by Reference."

USE OF PROCEEDS

        Unless we otherwise state in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. General corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, possible acquisitions and the repurchase, redemption or retirement of securities, including our common stock. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use. We will not receive any proceeds of any sales by selling securityholders.

 DESCRIPTION OF DEBT SECURITIES

        Debt securities may be issued either by Regal Entertainment Group or Regal Cinemas. When describing any debt securities, references to "we", "us" and "our" refer to the issuer of those debt securities and not to any of their respective subsidiaries. Our debt securities may be issued from time to time in one or more series and may include senior debt securities, subordinated debt securities, convertible debt securities and exchangeable debt securities. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in the prospectus supplement relating to that series.

        The debt securities of Regal Entertainment Group will be issued under an indenture (the "REG indenture") between Regal Entertainment Group and Wilmington Trust, National Association, as trustee thereunder. The debt securities of Regal Cinemas will be issued under an indenture (together with the REG indenture, the "indentures") between Regal Cinemas and The Bank of New York Mellon Trust Company, N.A., as trustee thereunder. Wilmington Trust, National Association, and The Bank of New York Mellon Trust Company, N.A. are each referred to herein as a "trustee."

        The following summary of the indentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indentures, including definitions therein of certain terms. Other than the differences in parties discussed above, the two indentures are substantially identical and the description below is applicable to each indenture. This summary may not contain all of the information that you may find useful. We have filed the indentures as exhibits to the registration statement of which this prospectus forms a part. A form of each debt security, reflecting the specific terms and provisions of that series of debt securities, will be filed with the SEC in connection with each offering and will be incorporated by reference in the registration statement of which this prospectus forms a part. You may obtain a copy of the indentures and any form of debt security that has been filed in the manner described under "Where You Can Find More Information."

        For a comprehensive description of any series of debt securities being offered to you pursuant to this prospectus, you should read this prospectus and the applicable prospectus supplement, indenture and form of debt security.

General Terms of the Indentures

        The indentures do not limit the amount of debt securities that we may issue. They provide that we may issue debt securities up to the principal amount that we may authorize, which may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indentures, the terms of the indentures do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us. For each series of debt securities, any restrictive covenants for those debt securities will be described in the applicable prospectus supplement for those debt securities.

        We may issue the debt securities issued under the indentures as "discount securities," which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with "original issue discount," or OID, because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

        You should refer to the prospectus supplement relating to a particular series of debt securities for a description of the following terms of the debt securities offered by that prospectus supplement and by this prospectus:

  •
  the title and authorized denominations of those debt securities;

  •
  any limit on the aggregate principal amount of that series of debt securities;

  •
  the date or dates on which principal and premium, if any, of the debt securities of that series is payable;

  •
  interest rates, and the dates from which interest, if any, on the debt securities of that series will accrue, and the dates when interest is payable and the maturity;

  •
  the right, if any, to extend the interest payment periods and the duration of the extensions;

  •
  the guarantors, if any, of our obligations under the debt securities, including any guarantees of the debt securities of Regal Cinemas by Regal Entertainment Group;

  •
  if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

  •
  the place or places where and the manner in which principal of, premium, if any, and interest, if any, on the debt securities of that series will be payable and the place or places where those debt securities may be presented for transfer and, if applicable, conversion or exchange;

  •
  the period or periods within which, the price or prices at which, the currency or currencies in which, and other terms and conditions upon which those debt securities may be redeemed, in whole or in part, at our option or the option of a holder of those securities, if we or a holder is to have that option;

  •
  our obligation or right, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those securities, and the terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

  •
  the terms, if any, on which the debt securities of that series and any guarantees thereof will be subordinate in right and priority of payment to our other debt;

  •
  the denominations in which those debt securities will be issuable;

  •
  if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

  •
  whether those debt securities will be issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

  •
  whether any securities of that series are to be issued in whole or in part in the form of one or more global securities and the depositary for those global securities;

  •
  if other than United States dollars, the currency or currencies in which payment of principal of or any premium or interest on those debt securities will be payable;

  •
  if the principal of or any premium or interest on the debt securities of that series is to be payable, or is to be payable at our election or the election of a holder of those securities, in securities or other property, the type and amount of those securities or other property, or the manner of determining that amount, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

  •
  the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

  •
  conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

  •
  whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indentures;

  •
  the nature and terms of any security for any secured debt securities;

  •
  the terms applicable to any debt securities issued at a discount from their stated principal amount; and

  •
  any other specific terms of any debt securities.

        The applicable prospectus supplement will present material United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Conversion or Exchange Rights

        Debt securities may be convertible into or exchangeable for shares of Regal Entertainment Group's equity securities or other securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

  •
  the conversion or exchange price;

  •
  the conversion or exchange period;

  •
  provisions regarding our ability or the ability of any holder to convert or exchange the debt securities;

  •
  events requiring adjustment to the conversion or exchange price; and

  •
  provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

        The terms of the indentures prevent us from consolidating or merging with or into, or conveying, transferring or leasing all or substantially all of our assets to, any person, unless (i) we are the surviving corporation or the successor corporation or person to which our assets are conveyed, transferred or leased is organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the applicable indenture and (ii) immediately after completing such a transaction, no event of default under the applicable indenture, and no event that, after notice or lapse of time or both, would become an event of default under the applicable indenture, has occurred and is continuing. When the person to whom our assets are conveyed or transferred has assumed our obligations under the debt securities and the applicable indenture, we will be discharged from all our obligations under the debt securities and the applicable indenture except in limited circumstances.

        This covenant would not apply to any recapitalization transaction, a change of control affecting us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or conveyance, transfer or lease of all or substantially all of our assets.

Events of Default

        The indentures provide that the following will be "events of default" with respect to any series of debt securities:

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  failure to pay interest for 30 days after the date payment is due and payable;

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  failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

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  failure to make sinking fund payments when due and continuance of such default for a period of 30 days;

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  failure to perform other covenants for 60 days after notice of such default or breach and request for it to be remedied;

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  events in bankruptcy, insolvency or reorganization relating to us; or

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  any other event of default provided in the applicable officer's certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

        An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indentures. For each series of debt securities, any modifications to the above events of default will be described in the applicable prospectus supplement for those debt securities.

        The indentures provide that if an event of default specified in the first, second, third, fourth or sixth bullets above occurs and is continuing, either the applicable trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) to be due and payable immediately. If an event of default specified in the fifth bullet above occurs and is continuing, then the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) will be due and payable immediately, without any declaration or other act on the part of the applicable trustee or any holder. In certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of holders of all those debt securities, waive any past default and consequences of such default.

        The indentures impose limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indentures unless:

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  the holder has previously given to the applicable trustee written notice of a continuing default;

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  the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the applicable trustee institute the action;

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  the requesting holders have offered the applicable trustee indemnity for the costs, expenses and liabilities that may be incurred by bringing the action;

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  the applicable trustee has not instituted the action within 60 days of the request and offer of indemnity; and

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  the applicable trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

        We will be required to file annually with each trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the applicable indenture.

Discharge, Defeasance and Covenant Defeasance

        We can discharge or decrease our obligations under the indentures as stated below.

        We may discharge obligations to holders of any series of debt securities that have not already been delivered to the applicable trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the applicable trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and any premium and interest on, the debt securities and any mandatory sinking fund payments.

        Unless otherwise provided in the applicable prospectus supplement, we may also discharge certain of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by certain covenants of outstanding series of debt securities and provisions of the applicable indenture, and we may omit to comply with those covenants without creating an event of default under the applicable indenture, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

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  we irrevocably deposit with the applicable trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified by a nationally recognized firm of independent certified accountants to be enough to pay at maturity, or upon redemption, the principal (including any mandatory sinking fund payments) of, and any premium and interest on, all outstanding debt securities of the series; and

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  we deliver to the applicable trustee an opinion of counsel to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders' U.S. federal income tax treatment of principal, and any premium and interest payments on, the series of debt securities.

        In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indentures.

        Although we may discharge or decrease our obligations under the indentures as described in the preceding paragraphs, we may not discharge certain enumerated obligations, including but not limited to, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indentures

        The indentures provide that we and the applicable trustee may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

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  evidence the assumption by a successor entity of our obligations;

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  add to our covenants for the benefit of the holders of debt securities, or to surrender any rights or power conferred upon us;

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  add any additional events of default;

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  cure any ambiguity or correct any inconsistency or defect in the indentures provided that it does not adversely affect the interests of the holders of any outstanding debt securities in any material respect;

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  add to, change or eliminate any of the provisions of the indentures in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

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  add guarantees to or secure any debt securities, including guarantees by Regal Entertainment Group of the debt securities of Regal Cinemas;

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  establish the forms or terms of debt securities of any series;

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  evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indentures as is necessary for the administration of the trusts by more than one trustee;

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  add to or change any provision of the indentures as is necessary to permit or facilitate the issuance of debt securities in bearer form;

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  change the location of (i) payment of principal, premium or interest; (ii) surrender of the debt securities for registration, transfer or exchange and (iii) notices and demands to or upon us;

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  supplement any provision of the indentures to permit or facilitate the defeasance and discharge of any debt securities provided that it does not adversely affect the interests of the holders of any outstanding debt securities in any material respect;

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  conform the terms of any debt securities to the description of such debt securities in the prospectus and prospectus supplement offering the debt securities provided that it does not adversely affect the interests of the holders of any outstanding debt securities in any material respect;

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  eliminate any provision that was required at the time we entered into the indentures but, as a result of an amendment to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), is no longer required;

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  modify, eliminate or add to the provisions of the indentures to effect or evidence any change required by an amendment to the Trust Indenture Act; and

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  make any other provisions with respect to matters or questions arising under the indentures as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification in any material respect.

        Any provision of the indentures shall automatically be deemed to have been modified, eliminated or added to the extent required to be made as a result of an amendment to the Trust Indenture Act.

        The indentures also provide that we and the applicable trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series of debt securities affected by such supplemental indenture then outstanding, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the applicable indenture or any supplemental indenture or modify in any manner the rights of the holders of the debt securities. We and the applicable trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

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  extend the final maturity of any debt security;

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  reduce the principal amount or premium, if any;

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  reduce the rate or extend the time of payment of interest;

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  change the method of calculating the rate of interest in a manner adverse to the holders of any outstanding debt securities;

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  reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration;

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  change the currency in which the principal, and any premium or interest, is payable;

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  impair the right to institute suit for the enforcement of any payment on any debt security when due;

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  if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

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  reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indentures or for waivers of compliance with or defaults under the indentures with respect to debt securities of that series.

        The indentures provide that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant trustee, may on behalf of the holders of the debt securities of that series waive any default and its consequences under the applicable indenture except:

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  a default in the payment of the principal of or premium or interest on any such debt security; or

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  a default in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Registered Global Securities and Book Entry System

        The debt securities of a series may be issued in whole or in part in book-entry form and may be represented by one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement or with its custodian and such global securities shall be registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

        Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

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  by the depositary for the registered global security to its nominee;

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  by a nominee of the depositary to the depositary or another nominee of the depositary; or

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  by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

        The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

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  ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as "participants," or persons that may hold interests through participants;

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  upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

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  any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

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  ownership of beneficial interest in the registered global security will be shown on, and the transfer of the ownership interest will be effected only through, records maintained by the depositary for the registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

        The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indentures. Except as stated below, owners of beneficial interests in a registered global security:

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  will not be entitled to have the debt securities represented by a registered global security registered in their names;

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  will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

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  will not be considered the owners or holders of the debt securities under the relevant indenture.

        Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture.

        We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

        We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. Neither we nor either trustee, or any other agent of ours or either trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." We also expect that any of these payments will be the responsibility of the participants.

        If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, or, in the case of the REG indenture, if an event of default has occurred and is continuing and the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series so request, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion and subject to the depositary's procedures decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The applicable trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct such trustee.

        We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities." We will deposit these securities with a depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Concerning the Trustees

        The indentures provide that in the event that a trustee resigns or is removed with respect to less than all series of debt securities outstanding under an indenture, there may be more than one trustee under each indenture. If there are different trustees for different series of debt securities under an indenture, each such trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities.

        The indentures provide that, except during the continuance of an event of default, the trustees will perform only such duties as are specifically set forth in the applicable indenture. During the existence of an event of default, each trustee will exercise those rights and powers vested in it under the applicable indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The trustees may engage in other transactions with us. If they acquire any conflicting interest relating to any duties concerning the debt securities, however, they must eliminate the conflict or resign as trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

        The indentures provide that no past, present or future director, officer, stockholder or employee of ours, any of our affiliates, or any successor corporation, in their capacity as such, shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indentures.

Governing Law

        The indentures are, and any debt securities will be, governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock and the material provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as amended, is only a summary. You should refer to the complete terms of our capital stock contained in our amended and restated certificate of incorporation, our amended and restated bylaws, as amended, and in the case of preferred stock, the applicable prospectus supplement and certificate of designations for complete information.

General

        Pursuant to our amended and restated certificate of incorporation, our authorized capital stock consists of:

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  500,000,000 shares of Class A common stock, par value $0.001 per share;

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  200,000,000 shares of Class B common stock, par value $0.001 per share; and

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  50,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

        The Class A common stock and the Class B common stock are identical in all respects, except with respect to voting and except that each share of Class B common stock will convert into one share of Class A common stock at the option of the holder or upon a transfer of the holder's Class B common stock, other than to certain transferees. Each holder of Class A common stock is entitled to one vote for each outstanding share of Class A common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Each holder of Class B common stock is entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Except as required by law, the Class A common stock and the Class B common stock vote together on all matters. Subject to the dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, subject to the liquidation preferences of any outstanding preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution or winding up. No dividend can be declared on the Class A or Class B common stock unless at the same time an equal dividend is paid on each share of Class B or Class A common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our amended and restated certificate of incorporation allows us to issue, without stockholder approval, preferred stock having rights senior to those of the common stock. Our board of directors is authorized, without further stockholder approval, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. We will file a copy of the certificate of designations that contains the terms of any new series of preferred stock with the SEC each time we issue a new series of preferred stock, and these certificates of designations will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designation will establish the number of shares included in a designated series and fix the designations, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions.

        Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the Class A common stock. We currently have no plans to issue any shares of preferred stock.

Power to Issue Additional Shares of Stock

        We believe that the power of our board of directors to issue additional shares of common stock or preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The preferred stock and the Class A common stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no current intention of doing so, we could issue a class or series of stock that could have the effect of delaying or preventing a change in control or making removal of management more difficult.

Anti-Takeover Provisions

        The provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Transfer Agent and Registrar

        Wells Fargo Bank, National Association is the transfer agent and registrar for our common stock.

Stock Exchange Listing

        Our shares of Class A common stock are listed on the New York Stock Exchange, and trade under the symbol "RGC."

DESCRIPTION OF OTHER SECURITIES

        We will set forth in the applicable prospectus supplement or free writing prospectus a description of any warrants, depositary shares, purchase contracts or units issued by Regal Entertainment Group that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

        We may sell the securities offered pursuant to this prospectus in any of the following ways:

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  directly to one or more purchasers;

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  through agents;

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  through underwriters, brokers or dealers; or

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  through a combination of any of these methods of sale.

        We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

        In addition, to the extent this prospectus is used by any selling securityholders to resell any debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts or units of Regal Entertainment Group, debt securities of Regal Cinemas or Regal Entertainment Group's guarantees thereof, information with respect to the selling securityholders and the plan of distribution will be contained in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

SELLING SECURITYHOLDERS

        Information regarding the beneficial ownership of our securities by selling securityholders, the number of and types of securities being offered by selling securityholders, the number of and types of securities beneficially owned by selling securityholders after the applicable offering and whether any of the selling securityholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the prior three years, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Hogan Lovells US LLP, Denver, Colorado. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel which we will name in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of Regal Entertainment Group and subsidiaries as of December 29, 2011 and December 30, 2010, and for each of the years in the three-year period ended December 29, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of National CineMedia, LLC, incorporated in this prospectus by reference from Regal's Annual Report on Form 10-K/A have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is also incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.